Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

TEAM HEALTH HOLDINGS, INC.,

TENNESSEE PARENT, INC.

and

TENNESSEE MERGER SUB, INC.

Dated as of October 30, 2016

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EXHIBITS:

Exhibit A	Voting and Support Agreement
Exhibit B	Certificate of Incorporation of the Surviving Corporation

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INDEX OF DEFINED TERMS

2010 ESPP	5
2010 NQSPP	5
ACA	27
Acceptable Confidentiality Agreement	71
Acquisition Proposal	43
Action	19
Affiliate	71
Affiliated Entities	11
Agreement	1
Alternative Financing	58
Anti-Corruption Laws	15
Antitrust Law	47
Applicable Date	15
Bankruptcy and Equity Exception	13
Benefit Continuation Period	51
Book-Entry Shares	7
Business Day	71
Bylaws	11
Cancelled Shares	3
Capitalization Date	12
Certificate of Incorporation	11
Certificate of Merger	2
Certificates	7
Change of Control Offer Documents	57
Change of Recommendation	46
Closing	2
Closing Date	2
COBRA	20
Code	20
Common Stock	11
Company	1
Company Disclosure Letter	10
Company Employees	20
Company Equity Award	72
Company Notice	42
Company Plans	20
Company Related Parties	68
Company Requisite Vote	13
Company Securities	12
Company Stock Plan	72
Company Systems	24
Company Termination Payment	72
Confidentiality Agreement	50
Continuing Employees	51

Contract	17
control	72
controlled	72
controlled by	72
controlling	72
Credit Facility	72
Cut-Off Date	41
Debt Financing	31
Debt Financing Commitments	31
Debt Financing Sources	72
Debt Tender Offer	56
DGCL	1
Dissenting Shares	9
DOJ	46
Earned MSUs	5
Effective Time	2
End Date	65
Environmental Laws	25
Equity Financing	32
Equity Financing Commitment	31
ERISA	20
ESPPs	5
Exchange Act	14
Exchange Fund	6
Excluded Party	43
Existing Notes	55
Financial Advisor	26
Financing	32
Financing Commitments	31
FTC	46
GAAP	73
Government Contract	73
Governmental Entity	14
Guarantor	1
Hazardous Materials	26
Health Care Laws	27
HIPAA	27
HSR Act	14
Indemnified Parties	52
Indenture	55
Intellectual Property	25
Intervening Event	42
IRS	20
knowledge	73

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Law	73
Lender Related Party	68
Licenses	15
Liens	22
Marketing Period	73
Material Adverse Effect	74
Material Contract	19
Merger	1
Merger Sub	1
MSU	5
MSU End Price	5
No-Shop Period Start Date	39
Notice Period	43
Offer Documents	56
Option	4
Parent	1
Parent Disclosure Letter	29
Parent Group	46
Parent Guarantee	1
Parent Material Adverse Effect	64
Parent Related Party	68
Parent Termination Fee	67
Parties	1
Party	1
Paying Agent	6
Per Share Merger Consideration	4
Performance Options	4
Permitted Liens	22
Person	75

Preferred Stock	11
Proceeding	53
Proxy Statement	24
PSU	5
Recommendation	13
Recoupment Claims	28
Registered Intellectual Property	24
Representatives	39
Required Information	75
SEC	15
SEC Reports	15
Securities Act	15
Share	3
Stock Unit	4
Stockholders Meeting	45
subsidiaries	75
subsidiary	75
Superior Proposal	43
Supplemental Indenture	56
Support Agreement	1
Surviving Corporation	2
Tax Return	23
Taxes	23
Transaction Documents	76
Transaction Litigation	62
Trustee	55
under common control with	72
Willful Breach	76

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 30, 2016 (this “Agreement”), is entered into by and among Team Health Holdings, Inc., a Delaware corporation (the “Company”), Tennessee Parent, Inc., a Delaware corporation (“Parent”), and Tennessee Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) approved this Agreement and the transactions contemplated hereby in accordance with the DGCL and (iii) adopted a resolution recommending this Agreement be adopted by the stockholders of the Company;

WHEREAS, as a condition to Parent and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Parent, Merger Sub, and a stockholder of the Company are entering into a voting and support agreement in the form attached hereto as Exhibit A (the “Support Agreement”) pursuant to which such stockholder is agreeing, among other things, subject to the terms and conditions of the Support Agreement, to vote its Shares in favor of the approval of this Agreement, and to take certain other actions in furtherance of the transactions contemplated by this Agreement;

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, Blackstone Capital Partners VII L.P. (the “Guarantor”) has entered into a limited guarantee, dated as of the date hereof, guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement in the form delivered to the Company simultaneously with the execution of this Agreement (the “Parent Guarantee”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in ARTICLE II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 9:00 a.m., New York City time, on the third Business Day following the day on which the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing; provided that, notwithstanding the satisfaction or waiver of the conditions set forth in ARTICLE VII, unless otherwise agreed by the Parties, the Parties shall not be required to effect the Closing until the earlier of (i) a Business Day during the Marketing Period specified by Parent on no less than three Business Days’ prior written notice to the Company and (ii) the third Business Day following the final day of the Marketing Period or, if earlier, the Business Day that is after the final day of the Marketing Period and that is immediately prior to the End Date (subject in each case to the satisfaction of conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing)). The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

SECTION 1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth in Exhibit B, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended or restated as provided therein and by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), until thereafter amended or restated as provided therein, by the certificate of incorporation of the Surviving Corporation and by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

SECTION 1.5 Directors and Officers.

(a) The Parties shall take all actions reasonably necessary to cause the directors of Merger Sub at the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and applicable Law.

(b) The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Merger Consideration. Each share of Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time (each such share, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time and Shares owned by the Company, or any other direct or indirect wholly owned subsidiary of the Company, including Shares held in treasury by the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”) and (ii) the Dissenting Shares (as defined below)) shall be converted automatically into and shall thereafter represent the right to receive $43.50 per Share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be outstanding, shall be cancelled and extinguished automatically and shall cease to exist, and each former holder of Shares that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration without interest, to be paid in consideration therefor in accordance with this ARTICLE II.

(b) Cancellation of Cancelled Shares. Each Cancelled Share shall cease to be outstanding, be cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.2 Treatment of Company Equity Awards.

(a) Treatment of Options. Immediately prior to the Effective Time, except as otherwise agreed to in writing between an Option holder and Parent, each outstanding option to purchase Shares (an “Option”) under the Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Option to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Option, less applicable Taxes required to be withheld with respect to such payment; provided, however, that with respect to any Options subject to performance-vesting criteria (the “Performance Options”), any such Performance Options for which the corresponding performance-vesting thresholds are not achieved on or prior to the Effective Time shall be, immediately prior to the Effective Time, forfeited pursuant to the terms of the applicable award agreement without payment of consideration. For the avoidance of doubt, any Option which has a per Share exercise price that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b) Treatment of Stock Units. Immediately prior to the Effective Time, except as otherwise agreed to in writing between a Stock Unit holder and Parent, any vesting conditions applicable to each outstanding restricted stock unit, deferred stock unit, phantom stock unit, restricted share or similar stock right (any such arrangement, other than a PSU or MSU, a “Stock Unit”) under the Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and each Stock Unit shall be cancelled and shall only entitle the holder of such Stock Unit to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to such Stock Unit immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment. Notwithstanding the forgoing, in the case of any Stock Unit subject to a deferral election which provides for delivery of the underlying Shares on a date that is later than the normal vesting date for such Stock Unit, the amount that would otherwise be payable pursuant to this Section 2.2(b) shall instead be credited to a notional, book-entry account and such amounts shall be paid to the holder of such Stock Unit at the time specified pursuant to the applicable deferral election form.

(c) Treatment of Performance Share Units. Immediately prior to the Effective Time, except as otherwise agreed to in writing between a PSU holder and Parent, each outstanding performance share unit (a “PSU”) under the Company Stock Plan shall automatically and without any required action on the part of the holder thereof, become immediately vested at the target level of performance, and each PSU shall be cancelled and shall only entitle the holder of such PSU to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the target number of Shares subject to such PSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(d) Treatment of Market Share Units. Immediately prior to the Effective Time, except as otherwise agreed in writing between an MSU holder and Parent, each outstanding market share unit (an “MSU”) under the Company Stock Plan shall automatically and without any required action on the part of the holder thereof, become immediately vested with respect to a number of MSUs deemed to have been earned as of the Effective Time, to be determined in accordance with the terms of, and based on the achievement thresholds set forth in, any applicable award agreement (i.e., with the “MSU End Price” under the award agreement being deemed to equal the Per Share Merger Consideration) (the “Earned MSUs”), and each such Earned MSU shall be cancelled and shall only entitle the holder of such Earned MSUs to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the number of Earned MSUs multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment, and any remaining MSUs shall be cancelled as of the Effective Time without payment of consideration. For the avoidance of doubt, any MSU that does not become an Earned MSU pursuant to the terms of the the applicable award agreement shall, immediately prior to the Effective Time, be forfeited without payment of consideration.

(e) ESPPs. As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board shall adopt resolutions and take such other actions (including, if appropriate, amending the terms of the Company’s 2010 Employee Stock Purchase Plan (the “2010 ESPP”) and/or the Company’s. 2010 Nonqualified Stock Purchase Plan (the “2010 NQSPP”, together with the 2010 ESPP, the “ESPPs”)) that may be necessary or required under the ESPPs and applicable Law to ensure that (A) no offering period shall be authorized or commence on or after the date of this Agreement, (B) participation in the ESPPs following the date of this Agreement shall be limited to those employees who participate in the ESPPs on the date of this Agreement, (C) except to the extent necessary to maintain the status of an ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deductions or purchase elections from those deductions or elections in effect on the date of this Agreement, (D) each 2010 ESPP or 2010 NQSPP participant’s accumulated contributions under the respective ESPP shall be used to purchase shares of Common Stock in accordance with and subject to the terms of the 2010 ESPP or the 2010 NQSPP, respectively, as of the end of the Final Offering Period, and (E) each of the 2010 ESPP and the 2010 NQSPP shall terminate in its entirety immediately prior to the Effective Time, and no further rights shall be granted or exercised under the ESPPs thereafter.

(f) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.2.

(g) At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Options, Stock Units, PSUs or MSUs (after giving effect to any required Tax withholdings as provided in Section 2.3(e)). As promptly as reasonably practicable following the Closing Date, but in no event later than the next regularly scheduled payroll date following the Closing Date, the applicable holders of Options, Stock Units, PSUs and MSUs will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Options, Stock Units, PSUs or MSUs that are cancelled and converted pursuant to Sections 2.2(a), 2.2(b), 2.2(c) or 2.2(d), as applicable (after giving effect to any required Tax withholdings as provided in Section 2.3(e)). Notwithstanding the foregoing, if any payment owed to a holder of Options, Stock Units, PSUs and MSUs pursuant to Sections 2.2(a), 2.2(b), 2.2(c) or 2.2(d), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder (less applicable withholding taxes), which check will be sent by overnight courier to such holder as promptly as reasonably practicable following the Closing Date (but in any event on or prior to the next regularly schedule payroll date).

SECTION 2.3 Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent with the Company’s prior written approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1(a). At the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, a cash amount in immediately available funds that, when taken together with cash available on the Company’s balance sheet that is deposited with the Paying Agent at the Effective Time, are sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a). The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall reasonably promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(b) Exchange Procedures.

(i) Transmittal Materials. Promptly after the Effective Time (and in any event within two Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”), and each former holder of record of Shares held in book-entry form (“Book-Entry Shares”) (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Per Share Merger Consideration.

(ii) Certificates. Upon surrender of Certificates to the Paying Agent, each holder of record of one or more Certificates, if any, shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificates by (B) the Per Share Merger Consideration, and the Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Per Share Merger Consideration. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates or Book-Entry Shares, as applicable, is registered, a check for any cash to be exchanged upon due surrender of the Certificates or Book-Entry Shares, as applicable, may be issued to such transferee or other Person if the Certificates or Book-Entry Shares, as applicable, formerly representing such Shares is properly presented to the Paying Agent accompanied by all documents required to evidence, to the reasonable satisfaction of the Surviving Corporation, and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(v) Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Share (other than Cancelled Shares and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this ARTICLE II. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares for 12 months after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of Certificates or Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) who has not theretofore complied with this ARTICLE II shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon delivery of evidence of Certificates or Book-Entry Shares acceptable to the Surviving Corporation, without any interest thereon in accordance with the provisions set forth in Section 2.3(b).and the Surviving Corporation, subject to the following sentence, shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of such holder’s claim for the Per Share Merger Consideration payable upon due surrender of its

Certificates or Book-Entry Shares. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

(d) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Corporation, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this ARTICLE II, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to Section 2.1(a) (without interest and less applicable withholding Taxes). The Per Share Merger Consideration paid upon surrender of Certificates or receipt by the Paying Agent of an “agent’s message” in the case of Book-Entry Shares in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares, as applicable.

(e) Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options, PSUs, MSUs or Stock Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such deducted or withheld amounts (i) shall be remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Options, PSUs, MSUs or Stock Units (as the case may be) in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

SECTION 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby) any Shares (other than Cancelled Shares) that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted such Shares in favor of the adoption of this Agreement and who are entitled to and have properly demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL, have complied in all respects with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger

Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(e) and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares. Each holder of Dissenting Shares shall be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the provisions of, and as provided by, Section 262 of the DGCL with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL. The Company shall give Parent prompt notice of receiving any demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal. Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands; provided that, after the date hereof until the Effective Time, Parent shall consult with the Company with respect to such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 262 of the DGCL, or agree to do any of the foregoing.

SECTION 2.5 Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after January 1, 2014 and not less than two Business Days prior to the date of this Agreement (excluding any disclosures set forth in the SEC Reports (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.20, or Section 3.21 of this Agreement, (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure; provided, however, that no such disclosure shall be deemed to qualify Section 5.1 of the Company Disclosure Letter (other than Section 5.1 which matters shall only be qualified by specific disclosure in the corresponding section of the Company Disclosure Letter, respectively):

SECTION 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries and Affiliated Entities is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement. For purposes of this Agreement, “Affiliated Entities” means any affiliated entity of the Company or its subsidiaries, including any professional corporation, partnership or association, the results of which are consolidated with those of the Company in the Company’s consolidated financial statements prepared in accordance with GAAP. Section 3.1 of the Company Disclosure Letter sets forth (x) each of the Company’s subsidiaries and Affiliated Entities and the ownership interest of the Company in each such subsidiary and Affiliated Entity, as well as the ownership interest of any other Person or Persons in each such subsidiary and Affiliated Entity and (y) the jurisdiction of organization of each such subsidiary and Affiliated Entity. Except as set forth on Section 3.1 of the Company Disclosure Letter and except for securities held by the Company in connection with its ordinary course treasury investment activities, neither the Company nor any of its subsidiaries or Affiliated Entities owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any other Person.

SECTION 3.2 Certificate of Incorporation and Bylaws. The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and the amended and restated bylaws, as amended to date (the “Bylaws”), of the Company as currently in effect, and equivalent organizational or governing documents, as amended to date, of each of the Company’s material subsidiaries and material Affiliated Entities, and each of the foregoing documents is in full force and effect.

SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(a) As of the close of business on October 21, 2016 (the “Capitalization Date”):

(i) no shares of Preferred Stock were issued or outstanding;

(ii) 74,462,038 shares of Common Stock were issued and outstanding and 0 shares of Common Stock were held by the Company in its treasury;

(iii) there were (A) 4,782,267 shares of Common Stock underlying outstanding Options, (B) 894,265 shares of Common Stock underlying outstanding Stock Units (excluding 41,930 restricted shares, which are included in clause (i) above), (C) 111,303 shares of Common Stock underlying outstanding PSUs (calculated based on deemed target level performance achievement) and (D) 127,345 shares of Common Stock underlying outstanding MSUs (calculated based on deemed target level performance achievement), in each such case as granted or provided for under the Company Stock Plan, along with the applicable award agreements with respect to which any Company Equity Awards have been issued thereunder, and pursuant to which any Company Equity Awards are outstanding;

(b) Section 3.3(b) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a complete and correct list of all outstanding Options, Stock Units, PSUs and MSUs, the number of shares of Common Stock subject to each such Company Equity Award (including at target level of performance, to the extent applicable), the grant date, to the extent applicable, the exercise price per share, vesting schedule, and the name of the holder thereof.

(c) From the close of business on the Capitalization Date until the date of this Agreement, no Company Equity Awards have been granted and no Shares have been issued, except for shares of Common Stock issued pursuant to the exercise or vesting of Options or the vesting of PSUs or Stock Units, in each case in accordance with the terms of the Company Stock Plan. Except as set forth in Section 3.3(a) or on Section 3.1, Section 3.3(a) or Section 3.3(b) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company or its subsidiaries or Affiliated Entities, (B) securities of the Company or its subsidiaries or Affiliated Entities convertible into or exchangeable for shares of capital stock or voting securities of the Company or its subsidiaries or Affiliated Entities or (C) subscriptions, options, warrants, calls, phantom stock or other similar rights, agreements, arrangements, understandings or commitments to acquire from the Company or its subsidiaries or Affiliated Entities, or obligations of the Company or its subsidiaries or Affiliated Entities to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock, voting securities or any other equity interests of the Company or any of its subsidiaries or Affiliated Entities (collectively, “Company Securities”) and (ii) there are no outstanding contractual obligations of the Company or any of its subsidiaries or Affiliated Entities to (I) repurchase, redeem or otherwise acquire any Company Securities or (II) grant, extend or enter into any subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement, understanding or commitment with respect to Company Securities. All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any pre-emptive rights, purchase options, call or right of first refusal or similar rights. Each of the outstanding shares of capital stock or other equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and non-assessable and all such shares or other equity interests are owned by the Company or a subsidiary of the Company and are owned free and clear of all Liens, agreements, transfer restrictions, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except for such transfer restrictions of general applicability arising under the Securities Act. The outstanding equity interests of each Affiliated Entity are subject to a succession agreement (or other agreement) that prohibits the sale or transfer of such equity interest to non-physicians and provides for the repurchase of such equity interests by the Affiliated Entity for a nominal amount upon the occurrence of certain events. Neither the Company nor any of its subsidiaries or Affiliated Entities has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or the holders of voting securities of the Company on any matter.

SECTION 3.4 Authority. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote thereon at the Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a duly called and held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and, subject to the terms of this Agreement, (iii) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger (the “Recommendation”) and (iv) directed that this Agreement be submitted to the stockholders of the Company at the Stockholders Meeting for their adoption and approval. The only vote or approval of the holders of any class or series of capital stock of the Company or any of its subsidiaries or Affiliated Entities which is required to adopt and approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth on Section 3.5(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) breach, violate or conflict with the Certificate of Incorporation or Bylaws or other organizational or governing documents of the Company or any of its subsidiaries or Affiliated Entities, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, conflict with, breach or violate any License or any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of the Company pursuant to, any Material Contract, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which would not reasonably be expected to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) compliance with the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to (A) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement or (B) have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.6 Compliance.

(a) The Company and its subsidiaries and Affiliated Entities are not, and since the Applicable Date have not been, in violation in any material respect of and are, and since the Applicable Date have been, in compliance in all material respects with, any Law applicable to the Company or any of its subsidiaries or Affiliated Entities or any of its or their respective assets, businesses or properties, and the Company and its subsidiaries and Affiliated Entities have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities required to conduct their respective businesses and own, lease and operate their respective assets and properties as being conducted as of the date hereof and as of the Effective Time (“Licenses”), except for any such Licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, for the preceding five years none of the Company, any of its subsidiaries or Affiliated Entities, any officer or director of any of the foregoing, or, to the knowledge of the Company, agent, employee or other Person acting on behalf of any of the foregoing, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”), or (ii) has directly or indirectly made, offered, agreed, requested or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any of the Anti-Corruption Laws. The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws. During the five years prior to the date hereof, neither the Company nor any of its subsidiaries or Affiliated Entities has, in connection with or relating to the business of the Company or any of its subsidiaries or Affiliated Entities, (1) received from any Governmental Entity any written notice or inquiry or (2) made any voluntary or involuntary disclosure to a Governmental Entity, in each case related to Anti-Corruption Laws.

SECTION 3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished, on a timely basis, all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2014 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. As of the date hereof, (i) there are no outstanding or unresolved comments in comment letters received from the SEC or its staff and (ii) none of the subsidiaries of the Company is subject to the reporting requirements of Section 13a or 15d of the Exchange Act. Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(b) The audited consolidated financial statements of the Company (including all notes thereto) included in the Company’s Annual Report on Form 10-K filed with the SEC since the Applicable Date complied as to form at the time they were filed in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries and Affiliated Entities at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company and its subsidiaries and Affiliated Entities (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since the Applicable Date and included in the SEC Reports complied as to form at the time they were filed in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal year-end adjustments as permitted by GAAP) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries and Affiliated Entities at of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal year-end adjustments as permitted by GAAP). There are no unconsolidated subsidiaries of the Company within the meaning of GAAP.

(c) The Company has established and maintains, and at all times since the Applicable Date has maintained, disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, the Company has not identified (i) any material weakness or significant deficiency in the design or operation of its internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company contained in the Company’s quarterly report on Form 10-Q for the period ended June 30, 2016; (ii) for liabilities or obligations incurred in the ordinary course of business since June 30, 2016; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iv) for liabilities or obligations expressly contemplated by this Agreement and (v) for liabilities or obligations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries or Affiliated Entities has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto. Neither the Company nor any of its subsidiaries or Affiliated Entities is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

SECTION 3.8 Contracts.

(a) Except (i) for this Agreement, (ii) for the Contracts filed no less than two Business Days prior to the date hereof as exhibits to the SEC Reports, (iii) for the Company Plans and (iv) as set forth in Section 3.8(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its subsidiaries or Affiliated Entities is party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument (each, a “Contract”) that:

(i) contains covenants binding upon the Company or any of its subsidiaries or Affiliated Entities that materially restrict the ability of the Company or any of its subsidiaries or Affiliated Entities to engage in any business or compete in any business or with any Person or operate in any geographic area, that in each case are material to the Company or any of its subsidiaries or Affiliated Entities taken as a whole;

(ii) other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned subsidiaries or its Affiliated Entities, is a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or other similar arrangement, in each case, that is material to the business of the Company and its subsidiaries and Affiliated Entities, taken as a whole;

(iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond, mortgage or similar Contract pursuant to which any indebtedness of the Company or any of its subsidiaries or Affiliated Entities, in each case in excess of $10,000,000, is outstanding or secured, other than any such Contract between or among any of the Company and any of its wholly owned subsidiaries or its Affiliated Entities;

(iv) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries or Affiliated Entities or prohibits the pledging of the capital stock of the Company or any subsidiary or Affiliated Entity of the Company;

(v) is with the 10 largest suppliers and vendors of the Company (as determined by total payments in the prior fiscal year);

(vi) has resulted in payments to the Company or any of its subsidiaries or Affiliated Entities of more than $4,000,000 in the aggregate for the prior fiscal year;

(vii) with respect to any acquisition and divestiture of assets or capital stock or other equity interests (2) pursuant to which the Company or any of its subsidiaries or Affiliated Entities has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(viii) is a settlement, conciliation, or similar Contract with any Governmental Entity pursuant to which the Company, any of its subsidiaries or any of its Affiliated Entities has continuing obligations that materially restricts the operations of the Company, or such subsidiary or Affiliated Entity party thereto or involving the payment of more than $2,000,000 after the date of this Agreement;

(ix) is a collective bargaining or other Contract with any labor union, works council, or other labor organization;

(x) requires the Company or any of its subsidiaries or Affiliated Entities, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned subsidiaries) in any such case which is in excess of $500,000;

(xi) (i) contains “most favored nation” pricing provisions from the Company or any of its subsidiaries or its Affiliated Entities in favor of or (ii) grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any customer where the annual payments to the Company or such subsidiary or Affiliated Entity are in excess of $5,000,000 for the prior fiscal year;

(xii) is between the Company or any of its subsidiaries or Affiliated Entities, on the one hand, and any director or officer of the Company or any of its subsidiaries or Affiliated Entities or any Person beneficially owning five percent or more of the outstanding Shares, on the other hand, except for any Company Plan;

(xiii) requires or permits the Company or any of its subsidiaries or Affiliated Entities, or any successor to, or acquirer of the Company or any of its subsidiaries or Affiliated Entities, to make any payment to another person as a result of a change of control of such party or gives another Person a right to receive or elect to receive such a payment; or

(xiv) is a Contract relating to Intellectual Property that is material to the Company and its subsidiaries and Affiliated Entities taken as a whole, excluding (i) Contracts for commercially available, off-the-shelf software involving payments of less than $500,000 in the aggregate and (ii) non-exclusive licenses in the ordinary course of business consistent with past practices.

Each Contract required to be set forth in Section 3.8(a) of the Company Disclosure Letter or filed (or which is required to be filed) as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Plan), is referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries and Affiliated Entities party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) neither the Company nor, to the knowledge of the Company, any of its subsidiaries or Affiliated Entities has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract (except in accordance with the terms thereof) and (y) there is no breach or default under any Material Contract by the Company or any of its subsidiaries or Affiliated Entities and no event or condition has occurred that constitutes, or, with or without the lapse of time or the giving of notice or both, would constitute, a default thereunder by the Company or any of its subsidiaries or Affiliated Entities or, to the knowledge of the Company, any other party thereto. Correct and complete copies of each Material Contract have been made available to Parent.

SECTION 3.9 Absence of Certain Changes or Events. (a) Since June 30, 2016 through the date of this Agreement, except as contemplated by this Agreement, the Company and its subsidiaries and Affiliated Entities have not taken or agreed to take any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1(b)(i), (ii), (v), (xi), (xiii), (xiv), (xviii) or, solely with respect to the foregoing clauses, (xix) hereof and (b) since December 31, 2015 there has not occurred any event, development, change, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10 Absence of Litigation. There are no suits, claims, charges, actions, proceedings, audits, investigations or arbitrations (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or Affiliated Entities or any of their respective assets or properties, other than any such Action that would not reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect or (ii) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries or Affiliated Entities or any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not reasonably be expected, individually or in the aggregate, (A) to have a Material Adverse Effect or (B) to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

SECTION 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), and each other material benefit plan, policy, program, Contract or arrangement providing compensation or benefits (i) to any current or former director, officer, employee or individual service provider (collectively, the “Company

Employees”), including bonus plans, employment, severance, fringe benefits, change in control, incentive equity or equity-based compensation, or deferred compensation arrangements, or (ii) that is contributed to, sponsored or maintained by the Company or any of its subsidiaries or Affiliated Entities, or with respect to which the Company or any of its subsidiaries or Affiliated Entities has any current or contingent obligation or liability, other than a plan, policy, program, or arrangement which is required to be maintained by applicable Law (such plans, programs, policies, agreements and arrangements, collectively “Company Plans”).

(b) With respect to each Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter, the Company has made available to Parent a true and complete copy thereof to the extent in writing and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description, if any, for each Company Plan, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established, funded and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws, rules and regulations, (ii) there has been no “prohibited transaction” (as described in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan, (iii) with respect to each Company Plan, as of the date of this Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened and (iv) neither the Company nor any of its Subsidiaries or its Affiliated Entities has incurred any Tax, penalty or other liability that may be imposed under COBRA or the ACA. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a current determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification.

(d) Except as set forth in Section 3.11(d) of the Company Disclosure Letter, no Company Plan provides for post-employment or retiree health benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or similar Laws (“COBRA”) for which the covered Person pays the full cost of coverage.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Letter, no Company Plan is a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or any “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA. Neither the Company nor any of its subsidiaries or Affiliated Entities has any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) will not (i) accelerate the time of payment, vesting, or funding, or increase the amount of compensation or benefit due to or create an entitlement to compensation or benefits for any such Company Employee under any Company Plan, (ii) result in any breach or violation of or default under, or limit the Company’s right to amend, modify or terminate, any Company Plan or (iii) result in any payments or benefits which could not be deductible under Section 280G of the Code or subject to the excise tax under Section 4999 of the Code. Except as set forth in Section 3.11(f) of the Company Disclosure Letter, no Company Employee is entitled to any gross-up, make-whole or other additional payment from the Company or any of its subsidiaries in respect of any taxes imposed under Section 4999 or 409A of the Code or interest or penalty related thereto.

SECTION 3.12 Labor and Employment Matters. Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the Company nor any subsidiary or Affiliated Entity is a party to or bound by any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization or other representative of any Company Employees, nor is any such agreement being negotiated by the Company. There are no material strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its subsidiaries or Affiliated Entities. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no (a) unfair labor practice complaints pending against the Company or any subsidiary or Affiliated Entity before the National Labor Relations Board or any other labor relations tribunal or authority, (b) to the knowledge of the Company, union organizing efforts regarding any Company Employees, or (c) liabilities or obligations under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remain unsatisfied. There are no pending or, to the knowledge of the Company, threatened Actions relating to Company Employees or employment practices, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its subsidiaries and the Affiliated Entities are in compliance with all applicable laws relating to the classification of employees as exempt or non-exempt from overtime pay requirements and the proper classification of individuals as non-employee contractors or consultants, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.13 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies (including any self-insurance or “fronting” insurance programs maintained by the Company) of the Company and its subsidiaries and Affiliated Entities which are material to the Company and its subsidiaries and Affiliated Entities, individually or taken as a whole, (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its subsidiaries and Affiliated Entities operate and (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof.

SECTION 3.14 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a subsidiary or Affiliated Entity of the Company owns and has good and valid fee simple title to, or holds valid rights to lease or otherwise use, all items of real and personal property that are material to the business of the Company and its subsidiaries and Affiliated Entities, taken as a whole, in each case free and clear of all liens, encumbrances, claims and defects, and imperfections of title

(“Liens”) (except in all cases for (A) statutory liens securing payments not yet due and payable, including liens of lessors pursuant to the terms of any lease, (B) such imperfections or irregularities of title, Liens, charges, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted; easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection of the real property, (C) encumbrances for current Taxes or other governmental charges not yet delinquent or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP, (D) pledges or deposits made in the ordinary course of business consistent with past practices to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (E) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practices for amounts which are not yet past due) and (F) mortgages, liens, deeds of trust, security interests or other encumbrances related to indebtedness reflected on the consolidated financial statements of the Company (items in clauses (A) through (F) referred to herein as “Permitted Liens”); provided that no representation is made under this Section 3.14 with respect to any Intellectual Property.

SECTION 3.15 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its subsidiaries and Affiliated Entities (A) have timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have timely paid all Taxes (as defined below) whether or not shown as due on such filed Tax Returns and have withheld all amounts of Taxes required to be withheld from amounts owing to any employee, creditor, equity holder, or other third party; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) No Tax audits, examinations, investigations or other proceedings with respect to the Company or any of its subsidiaries or Affiliated Entities are currently pending and neither the Company nor any of its subsidiaries or Affiliated Entities have received notice of an upcoming audit, examination, investigation or other proceeding.

(c) There are no Liens on any of the assets of the Company or any subsidiary or Affiliated Entity that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP.

(d) Neither the Company nor any of its subsidiaries or Affiliated Entities has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(e) Neither the Company nor any of its subsidiaries or Affiliated Entities (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries or Affiliated Entities) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other customary commercial agreements or Contracts not primarily related to Tax or any agreement among or between only the Company and/or any of its subsidiaries or Affiliated Entities) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 or Section 361 of the Code in the two-year period ending on the date of this Agreement.

(f) No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries or Affiliated Entities does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g) This Section 3.15 and Sections 3.7, 3.9 and 3.11 contain the sole and exclusive representations and warranties of the Company with respect to Taxes and Tax matters.

(h) For purposes of this Agreement:

(i) “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes, duties or other like assessments of any nature whatsoever imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; and

(ii) “Tax Return” means all returns and reports (including any elections, disclosures, information returns and attached schedules) filed or required to be filed with a Tax authority, including any information return, claim for refund, amended return or declaration of estimated Tax.

SECTION 3.16 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, including the letter to stockholders, notice of meeting and form of proxy the “Proxy Statement”) will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement will, at the time of the Stockholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 3.17 Intellectual Property/Security. Section 3.17 of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all issued, registered and applied-for Intellectual Property owned by the Company and its subsidiaries and Affiliated Entities (collectively, the “Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and its subsidiaries and Affiliated Entities exclusively own all Registered Intellectual Property, free and clear of all Liens except Permitted Liens, and own or have the right to use all Intellectual Property used in or reasonably necessary to conduct their businesses as currently conducted; (b) the Company and its subsidiaries’ and Affiliated Entities’ have not infringed, diluted, misappropriated, or otherwise violated, and the current conduct of their businesses, does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party and, to the knowledge of the Company, the material Intellectual Property of the Company and its subsidiaries and Affiliated Entities has not been infringed, diluted, misappropriated or otherwise violated, and is not being infringed, diluted, misappropriated or otherwise violated by any third party; (c) the Intellectual Property owned by the Company and its subsidiaries and Affiliated Entities is not subject to any outstanding settlement or order restricting the use, registration, ownership or disposition thereof; (d) the Company and its subsidiaries and Affiliated Entities take reasonable efforts to protect and maintain (i) their Intellectual Property, trade secrets and confidential information and (ii) the integrity, continuous operation and security of their material software, networks and systems (such software, networks and systems, collectively, the “Company Systems”), and there have been no material breaches, outages or violations of same, or any unauthorized access to any personal information in the Company’s or its subsidiaries’ or Affiliated Entities’ possession or under its or their control; (e) the Company Systems are sufficient for the operation of the Company’s and its subsidiaries’ and Affiliated Entities’ businesses as currently conducted; (f) the material Intellectual Property registrations and applications owned by the Company and its subsidiaries and Affiliated Entities are subsisting and unexpired and, to the knowledge of the Company, are valid and enforceable; (g) the Company and its subsidiaries and Affiliated Entities are not, and have not since January 1, 2014 been, a party to any Action, and to the knowledge of the Company, no Action is threatened in writing (including “cease and desist” letters and requests to take a patent license) against any of them, in each case, that relates to Intellectual Property; and (h) the Company and its subsidiaries and Affiliated Entities are, and have been since January 1, 2014, in compliance, in all material respects with their internal and posted policies with respect to privacy, personal information, data and system security, all applicable privacy and data security Laws and the Payment Card Industry Data Security Standards, and no demands or notices have been received by, and no Actions have been made (or to the knowledge of the Company threatened) against, the Company and its subsidiaries and Affiliated Entities alleging a violation of same, and, to the knowledge of the Company, none of the Company or its subsidiaries or Affiliated Entities have been subject to any audits, proceedings or investigations with regard to same.

For purposes of this Agreement, “Intellectual Property” means all (i) patents, inventions, processes, methods, copyrights, trademarks, service marks, domain names, corporate names, logos, social media names, trade dress and the goodwill of the business symbolized thereby, know-how and trade secrets; (ii) registrations, applications, divisions, continuations, continuations-in-part, re-examinations, re-issues, divisions, renewals and foreign counterparts related to the foregoing; and (iii) all other intellectual property or proprietary rights of any kind or nature.

SECTION 3.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries or Affiliated Entities has for the past five (5) years been or is in violation of any applicable Environmental Law; (ii) each of the Company and its subsidiaries and Affiliated Entities has all permits, authorizations and approvals required under any applicable Environmental Laws for the operation of its respective businesses as currently conducted, and is in compliance with the requirements of such permits, authorizations and approvals; (iii) neither the Company nor any of its subsidiaries or Affiliated Entities has received written notice of any actual or alleged violation of or liability or potential liability (contingent or otherwise) under any Environmental Law, including any pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings regarding any Environmental Law against the Company or any of its subsidiaries or Affiliated Entities; (iv) there are no events or circumstances that would result in (A) an order from any Governmental Entity for clean up or remediation of Hazardous Materials, or (B) an action, suit or proceeding by any private party or Governmental Entity under any applicable Environmental Laws, in either case (A) or (B) against the Company or any of its subsidiaries or Affiliated Entities; and (v) neither the Company nor any of its subsidiaries or Affiliated Entities has any liability (contingent or otherwise) under any Environmental Law with respect to any manufacture, distribution, disposal or release of, contamination by, or exposure of any Person to, any Hazardous Materials.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean Laws regarding public or worker health and safety, pollution or protection of the environment, including those relating to the release or threatened release of Hazardous Materials or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Hazardous Materials” shall mean any substance, material or waste defined as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar meaning, or as to which liability or standards of conduct are imposed, by any applicable Environmental Law.

SECTION 3.19 Opinion of Financial Advisor. Goldman, Sachs & Co. (the “Financial Advisor”) rendered its oral opinion to the Board of Directors of the Company to be subsequently confirmed by delivery of a written opinion, dated as of the date of this Agreement, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth in the Financial Advisor’s written opinion, the Per Share Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of the Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. A signed, correct and complete copy of such opinion will promptly be made available to Parent, for informational purposes only, following receipt thereof by the Company.

SECTION 3.20 Brokers. No broker, finder or investment banker (other than the Financial Advisor and Citigroup Global Markets Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. There are no “poison pills”, “stockholder rights plans” or similar Contracts to which the Company is a party with respect to any shares of capital stock of the Company.

SECTION 3.21 Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.10, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company or its subsidiaries or Affiliated Entities, or similar provisions under the organizational documents of the Company and its subsidiaries, is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 3.22 Healthcare Regulatory Matters.

(a) The Company and its subsidiaries and Affiliated Entities (x) are, and since the Applicable Date have been, in compliance with all health care Laws to the extent applicable to the operations, activities or services of the Company and its subsidiaries and Affiliated Entities, including all Laws relating to: (i) physician licensure; (ii) the corporate practice of medicine or corporate practice of nursing; (iii) physician fee-splitting; (iv) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including Laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of health care services and, without limiting the generality of the foregoing, Laws relating to the Company’s and its subsidiaries’ and Affiliated Entities’ participation in any federally funded or other healthcare programs; (v) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient referrals or incentives for healthcare providers generally or under the following statutes: the Federal anti-kickback Law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder as well as any comparable state laws, the Stark Law (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.) and any comparable state laws, the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the federal law regarding reporting and returning overpayments, and the regulations promulgated thereunder, including 42 C.F.R. §401.305, and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (vi) the administration of health care claims or benefits or processing or payment for health care services, treatment or supplies furnished by healthcare providers, including third-party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (vii) billings to insurance companies, health maintenance organizations and other managed care plans, claims for reimbursement or otherwise related to insurance fraud and abuse; (viii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (ix) any Laws governing the privacy, security, integrity, accuracy, collection, use, transmission, storage or other protection of information about or belonging to actual or prospective participants in the Company’s programs, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d-1329d-8) (“HIPAA”) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 3000 et seq.; Pub. Law 111-5, Division A Title XIII and Division B, Title IV) and implementing regulations contained in 45 CFR Parts 160, 162 and 164 as amended by the HIPAA Omnibus Rule, and any comparable state Laws; (x) any state health maintenance organization Laws (including Laws relating to Medicaid and Medicare programs) pursuant to which any of the Company or its subsidiaries or Affiliated Entities is required to be licensed or authorized to transact business and (xi) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder, collectively referred to as the Affordable Care Act or the “ACA,” including Laws relating to the state and federal exchanges as authorized by Section 1311 of the ACA; (collectively, “Health Care Laws” ), (y) have not, since the Applicable Date, engaged in any activities or conduct for which debarment or exclusion from programs funded in whole or in part by a Governmental Entity has been threatened or imposed and (z) have not, since the Applicable Date, received any notice from any Governmental Entity or any of its agents or contractors other than in the ordinary course of business alleging any non-compliance with such Health Care Laws, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except set forth on Section 3.22(b) of the Company Disclosure Letter or as would not reasonably be expected to (x) have, individually or in the aggregate, a Material Adverse Effect or (y) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement, (i) there is no proceeding or action pending or, to the knowledge of Company, threatened, alleging noncompliance with, or otherwise involving, any Health Care Laws against the Company or any of its subsidiaries or Affiliated Entities; and (ii) neither the Company nor any of its subsidiaries or Affiliated Entities has received any material pattern of written complaints from any of their employees, independent contractors, vendors or physicians that the Company or any of its subsidiaries or Affiliated Entities has violated any Health Care Law applicable to the business of the Company, its subsidiaries or its Affiliated Entities.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company, its subsidiaries and its Affiliated Entities (A) have not received any notice of denial of payment, recoupment, or overpayment, set-off, penalty or fine from any federally funded health care program, or any other third-party payor, with respect to the services provided by the Company, its subsidiaries or its Affiliated Entities prior to the Closing (collectively, “Recoupment Claims”) other than notices of a non-material nature received in the ordinary course of business and applicable to isolated individual claims and (B) do not have outstanding overpayments or refunds due to a federally funded health care programs or any other third-party payor or patient in excess of $10,000,000 in the aggregate.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries and Affiliated Entities have implemented compliance programs, including policies and procedures, reasonably designed to cause the Company and its subsidiaries and Affiliated Entities to be in compliance with, to the extent applicable, all Health Care Laws.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its subsidiaries and Affiliated Entities meet all requirements for participation, claims submission and payment of the federally funded healthcare programs and other third party payment programs. Except as where it would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company and its subsidiaries and Affiliated Entities, is currently or has been excluded from participation in any such program or has failed to file (excluding where the Company or any of its subsidiaries or Affiliated Entities has made such filing following receipt of notice of a failure to timely file) any report, statement, document, registration or other filing required to be filed under applicable Health Care Laws.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect to the extent required by applicable Health Care Laws, since the Applicable Date, the Company and its subsidiaries and Affiliated Entities have (i) verified that all of their respective directors, officers, employees and independent contractors providing clinical services have valid and current licenses, permits, and credentials, including valid Medicare enrollments and reassignments of benefits, as applicable, to the appropriate billing party, (ii) conducted criminal background checks on all applicable employees and independent contractors, and (iii) monthly screened all officers, employees and independent contractors under the updates to the HHS/OIG List of Excluded Individuals/Entities, and annually screened all officers, employees and independent contractors against the entire HHS/OIG List of Excluded Individuals/Entities.

SECTION 3.23 Government Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, the Company, its subsidiaries and Affiliated Entities have established and maintain adequate internal controls for compliance with each of their Government Contracts and, since the Applicable Date, all invoices submitted in connection with any Government Contract were current, accurate and complete in all material respects upon submission. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, neither the Company nor any of its subsidiaries or Affiliated Entities has (i) been suspended or debarred from Government Contracts by any Governmental Entity; (ii) been audited or investigated by any Governmental Entity with respect to any Government Contract; (iii) conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Entity with respect to any irregularity, misstatement or omission arising under or relating to a Government Contract; (iv) received from any Governmental Entity any notice of breach, cure, show cause or default with respect to any Government Contract; or (v) had any Government Contract terminated by any Governmental Entity for default or failure to perform.

SECTION 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III and in any certificate delivered in connection with this Agreement, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

SECTION 4.1 Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the certificates of incorporation and bylaws of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect as of the date hereof.

SECTION 4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the Boards of Directors of Parent and Merger Sub and, promptly following the execution of this Agreement, Parent will approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole stockholder of Merger Sub, and no other corporate proceedings or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the certificate of incorporation, bylaws or other governing documents of Parent, the certificate of incorporation or bylaws of Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, (iii) compliance with the applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.4 Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective material properties or assets is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.5 Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of

Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Document and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

SECTION 4.6 Proxy Statement. None of the information supplied or to be supplied by or on behalf of each of Parent and Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company will be liable prior to the Effective Time in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.8 Financing. As of the date hereof, Parent has delivered to the Company true, complete and correct copies of (a) the executed commitment letter, dated as of the date hereof, between Parent and the financial institutions and investors party thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith and referenced therein (except that the fee letter is subject to redactions further described below), as may be amended or modified in accordance with the terms hereof, collectively, the “Debt Financing Commitments”), pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”) for the purposes of funding the transactions contemplated by this Agreement, and related fees and expenses and the refinancing of certain outstanding indebtedness of the Company specified therein and (b) the executed commitment letter, dated as of the date hereof, among Parent, the Guarantor and the other parties thereto (including all exhibits, schedules and annexes thereto, the “Equity Financing Commitment”, and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Guarantor has committed, subject to the terms and conditions set forth therein, to invest the cash amount set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”). The Equity Financing Commitment provides that the Company is a third party beneficiary thereof, subject to the terms and conditions set forth therein. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, as of the date of this Agreement no such amendment or modification is contemplated (other than, for the avoidance of doubt, amendment to the Debt Financing Commitments solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Financing Commitments as of the date hereof), and as of the date of this Agreement the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts, market flex provisions and other customary threshold amounts and “securities demand” related provisions redacted) and customary engagement letters and customary related fee rebate letters in respect of permanent financing in lieu of all or part of the Debt Financing permitted hereby (none of which adversely affect the amount, conditionality, enforceability, termination or availability of the Debt Financing), as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party that imposes conditions, affects the availability of or modifies, amends or expands the conditions to the funding of the Financing or the transactions contemplated hereby other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof and Parent will, directly or indirectly, continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date; provided that any payment due and payable on the Closing Date shall be funded contemporaneously with the Closing and subject to the satisfaction of the other funding conditions in respect of the Financing on the Closing Date. As of the date hereof, the Financing Commitments are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of, Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Parent or Merger Sub, (ii) constitute a failure to satisfy a condition precedent on the part of Parent or Merger Sub or (iii) to the knowledge of Parent, result in any portion of the Financing Commitments being unavailable on the Closing Date, assuming the conditions to the Financing are satisfied. As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments applicable to it will not be satisfied on the Closing Date. Assuming the conditions in Sections 7.1 and 7.2(a) and (b) are satisfied and the Financing is funded in accordance with the Financing Commitments (including any flex provision), Parent and Merger Sub will have on the Closing Date funds sufficient to (i) pay the aggregate Per Share Merger Consideration and the other payments under ARTICLE II, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing and (iii) pay for any refinancing of any outstanding indebtedness of the Company or its subsidiaries contemplated by this Agreement and the Financing Commitments. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain the Financing or any other financing for or related to any of the transactions contemplated hereby.

SECTION 4.9 Parent Guarantee. Parent has furnished the Company with a true, complete and correct copy of the Parent Guarantee. The Parent Guarantee is in full force and effect. The Parent Guarantee is a (i) legal, valid and binding obligation of the Guarantor and (ii) enforceable in accordance with its respective terms against the Guarantor, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, there is no default under the Parent Guarantee by the Guarantor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantor.

SECTION 4.10 Ownership of Shares. As of the date of this Agreement, none of Parent, or Merger Sub or any of their respective subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares (other than pursuant to this Agreement and the Support Agreement).

SECTION 4.11 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

SECTION 4.12 Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Sections 7.1 and 7.2 have been satisfied or waived, (b) the representations and warranties of the Company in ARTICLE III are accurate and complete, (c) the Required Information fairly presents the consolidated financial condition of the Company and its subsidiaries as at the end of the periods covered thereby and the consolidated results of earnings of the Company and its subsidiaries for the periods covered thereby and (d) any financial forecasts of the Company made available to Parent as of the date hereof have been prepared in good faith upon assumptions that were reasonable at such time (it being understood that the Company is not making any representation and warranty with respect thereto as a result of such assumption in this clause (d)), then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the stockholders and other equity holders of the Company are entitled under ARTICLE II, funding of any obligations of the Surviving Corporation or its subsidiaries or Affiliated Entities which become due or payable by the Surviving Corporation and its subsidiaries and Affiliated Entities in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation and each of its subsidiaries and Affiliated Entities, on a consolidated basis, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts beyond its ability to pay them as they become due.

SECTION 4.13 Certain Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any stockholder of the Company or any member of the Company’s management or directors that is related to the transactions contemplated by this Agreement.

SECTION 4.14 No Other Information. Except for the representations and warranties contained in this ARTICLE IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

SECTION 4.15 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries and Affiliated Entities with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and Affiliated Entities and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries and Affiliated Entities, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company contained in ARTICLE III of this Agreement or in any certificate delivered in connection with this Agreement, and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except for the representations and warranties set forth in ARTICLE III of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VIII, except as otherwise expressly required or permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as required by applicable Laws or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall and shall cause its subsidiaries and Affiliated Entities to, conduct its and their respective businesses in the ordinary and usual course of business, and use its and their respective reasonable best efforts to preserve substantially intact its and each of its subsidiaries’ and Affiliated Entities’ business organization and material business relationships (including with Governmental Entities, customers, suppliers, creditors, and lessors), and (b) without limiting the foregoing, the Company shall not and shall cause each of its subsidiaries not to:

(i) (x) amend, adopt any amendment to or otherwise change its Certificate of Incorporation or Bylaws or other applicable governing instruments, (y) enter into any agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganizational document or (z) adopt any “poison pill” or similar stockholder rights plan;

(ii) other than in the ordinary course of business consistent with past practices, make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any business or any corporation, partnership or other business organization or division thereof or any property or assets, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business consistent with past practices or pursuant to existing Contracts in effect as of the date hereof, (B) acquisitions in the ordinary course of business consistent with past practices not to exceed $15,000,000 in the aggregate, or (C) any wholly owned subsidiaries or Affiliated Entities of the Company;

(iii) issue, sell, grant, authorize, pledge, encumber or dispose of (or authorize the issuance, sale, grant, authorization, pledge, encumbrance or disposition of), any shares of capital stock, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive, or that are convertible into or exchangeable or exercisable for, any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except (a) for the issuance of Shares upon the exercise, vesting or settlement of Options, PSUs, MSUs or Stock Units as required under the terms thereof in effect as of the date hereof that have been made available to Parent, (b) for any issuance, sale or disposition to the Company or a wholly owned subsidiary or Affiliated Entity of the Company by any subsidiary or Affiliated Entity of the Company or (c) the grant of MSUs, PSUs, Options, Stock Units or any other award required to be granted under the terms of the Company Stock Plan in effect as of the date hereof, which has been made available to Parent);

(iv) reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other ownership interests of the Company or any of its subsidiaries or Affiliated Entities (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize any other similar transaction with respect to shares of capital stock or ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) (except (a) for the acquisition of Shares tendered by directors or employees in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options or (b) for the settlement of any PSUs or Stock Units as required under the terms of the Company Stock Plan as in effect as of the date hereof and made available to Parent;

(v) except under the Company’s Credit Facility in the ordinary course of business consistent with past practices, create or incur any Lien, other than Permitted Liens, in excess of $10,000,000 of notional debt in the aggregate on any material assets of the Company or its subsidiaries or Affiliated Entities;

(vi) make any loans, advances or capital contributions to, or investment in, any Person (other than the Company or any of its wholly owned subsidiaries or Affiliated Entities) not in excess of $5,000,000 in the aggregate;

(vii) sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, grant an easement with respect to, or subject to any Lien (other than Permitted Liens), allow to expire, or dispose of any assets, rights or properties (including Intellectual Property) other than (A) sales, dispositions or licensing of equipment and/or inventory and other assets in the ordinary course of business consistent with past practices and/or pursuant to existing Contracts in effect as of the date hereof, (B) leases or sub-leases, in each case, in the ordinary course of business consistent with past practices or (C) other sales, leases, assignments, licenses, transfers, exchanges, swaps, abandonments, expirations or dispositions of assets, rights or properties to the Company or any wholly owned subsidiary or Affiliated Entity of the Company or of assets, rights or properties with a value of less than $5,000,000 in the aggregate;

(viii) declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its or its subsidiaries’ or Affiliated Entities’ capital stock (except for any dividend or distribution by a subsidiary of the Company or Affiliated Entity to the Company or any wholly owned subsidiary or Affiliated Entity of the Company);

(ix) authorize or make any capital expenditures which are, in the aggregate, in excess of $2,000,000 other than as set forth in the annual budget made available to Parent (or, with respect to periods following the final period reflected in such annual budget (i.e., Q1 2017 and Q2 2017), similar in nature, type and size to the capital expenditures as set forth in such annual budget for the comparable prior year period (i.e., Q1 2016 and Q2 2016));

(x) other than (A) in the ordinary course of business consistent with past practices with respect to a Contract that either has a term no longer than one (1) year or can be terminated by the Company without material penalty or other material adverse effect on the Company or its subsidiaries or Affiliated Entities upon notice of ninety (90) days or less or (B) as required by Law, (1) enter into any Contract that would have been a Material Contract if it had been in effect as of the date hereof, (2) extend or renew any Material Contract or any Contract that would have been a Material Contract if it had been in effect as of the date hereof, or (3) otherwise modify, amend, terminate or waive any material rights or obligations under any Material Contract or any Contract that would have been a Material Contract if it had been in effect as of the date hereof;

(xi) except for borrowings under the Company’s Credit Facility in the ordinary course of business consistent with past practices and except for intercompany loans between the Company and any of its wholly owned subsidiaries or Affiliated Entities or between any wholly owned subsidiaries or Affiliated Entities of the Company, incur, prepay, issue, syndicate, refinance, or otherwise become liable for, indebtedness for borrowed money in excess of $10,000,000, or modify in any material respect the terms of any such indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any Person (other than a wholly owned subsidiary or Affiliated Entity of the Company), in each case, in excess of $10,000,000, other than (A) indebtedness to fund amounts required to be paid pursuant to acquisitions permitted by or consented to pursuant to Section 5.1(b)(ii) or (B) guarantees incurred in compliance with this Section 5.1 by the Company of indebtedness of subsidiaries of the Company;

(xii) except as required pursuant to this Agreement or the terms of any Company Plan as in effect on the date hereof and disclosed to Parent, (A) increase the compensation or benefits (including, without limitation, change in control, retention, severance or termination pay) of any of its directors, officers or employees (except base salary or wage increases in the ordinary course of business consistent with past practices with respect to employees who are not directors or executive officers and whose annual compensation is less than $250,000 prior to any such increase, including pursuant to the Company’s regular merit review process), (B) grant any change in control, retention, severance or termination pay to any current or former Company Employee (except as required by applicable Law), (C) establish, adopt, enter into, amend or terminate any Company Plan or any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment or promotions in the ordinary course of business consistent with past practices or in connection with a replacement hiring, in each case, for employees whose annual compensation is less than $250,000, (D) grant any equity or equity-based awards, except as permitted under Section 5.1(b)(iii)(c), (E) loan or advance any money or any other property to any present or former director, officer, or employee of the Company or any subsidiary, (F) allow for the commencement of any new offering periods under either of the ESPPs, (G) hire (other than as an ordinary course non-executive replacement hire) or terminate (other than for cause) any employee with an annual compensation in excess of $250,000, or (H) take any action to accelerate the vesting, funding or payment of any compensation, or benefits under, any Company Plan;

(xiii) make any material change in any accounting principles, procedures, policies or practices, except as may be required to conform to changes in applicable Law or GAAP or regulatory requirements with respect thereto;

(xiv) other than as required by applicable Law or GAAP, (A) make any material change to any method of Tax accounting, (B) make, revoke, or change any material Tax election, (C) surrender any claim for a refund of a material amount of Taxes, (D) enter into any closing agreement with respect to any material Taxes, (E), amend any material income Tax Return, or (F) settle or compromise any material Tax liability;

(xv) other than as required by applicable Law, enter into any material collective bargaining agreement, recognize or certify any labor union, labor organization, works council or group of employees of the Company or any of its subsidiaries or Affiliated Entities as the bargaining representative for any Company Employees;

(xvi) change the exempt/nonexempt classification of any group of Company Employees unless required by applicable Laws;

(xvii) waive, release, settle or compromise any Action, other than settlements or compromises of litigation that do not impose any material non-monetary obligations on the Company or its subsidiaries or Affiliated Entities and where the amount paid does not exceed $2,000,000; or

(xviii) enter any new line of business outside of its existing business as of the date hereof; or

(xix) agree, authorize or commit to do or take any of the foregoing actions described in Section 5.1(b)(i) through Section 5.1(b)(xviii).

SECTION 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with ARTICLE VIII, it shall not take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.3 No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Sections 5.1 and 5.2), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ or Affiliated Entities’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ and (in the case of the Company) Affiliated Entities’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the 41st day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its subsidiaries and Affiliated Entities and their respective directors, officers, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other advisors, Affiliates or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that could constitute an Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its subsidiaries and Affiliated Entities to any Person (and its Representatives, including potential financing sources) pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Person (and in any event within twenty-four hours), and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that could lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a limited waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company or the Board of Directors of the Company (such limited waiver to include an express acknowledgement by the parties thereto that under no circumstances will such restricted Person(s) be permitted to acquire, directly or indirectly, any securities of the Company or any of its subsidiaries or Affiliated Entities prior to the valid termination of this Agreement in accordance with Section 8.1). No later than one Business Day after the No-Shop Period Start Date, the Company shall (A) notify Parent in writing of the identity of each Person from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, (B) provide Parent a list identifying each Excluded Party as of the No-Shop Period Start Date and (C) provide to Parent (x) a copy of any Acquisition Proposal made in writing and any other written terms or proposals provided (including financing commitments) to the Company or any of its subsidiaries or Affiliated Entities in connection with any Acquisition Proposal and any material modifications thereto and (y) a written summary of the material terms of any Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally and any material modifications thereto).

(b) Except as expressly permitted by this Section 6.1, including the last sentence of Section 6.1(b), from the No-Shop Period Start Date until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, shall cause its subsidiaries and Affiliated Entities not to and shall direct its and their Representatives not to, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the making of, or that could reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in, knowingly facilitate or knowingly encourage any negotiations or discussions concerning, or that could reasonably be expected to lead to, an Acquisition Proposal or provide access to its properties, books and records or any confidential information or data to, any Person relating to the Company, its subsidiaries and its Affiliated Entities in connection with the foregoing, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) take any action to make the provisions of any

Takeover Law or any restrictive provision of any applicable anti-takeover provision in the Certificate of Incorporation or Bylaws inapplicable to any transactions contemplated by any Acquisition Proposal, (v) execute or enter into, any merger agreement, acquisition agreement or other similar definitive agreement for any Acquisition Proposal or (vi) authorize any of, or commit to or agree to do any of the foregoing. Except as it may relate to any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party), the Company also agrees that immediately following the No-Shop Period Start Date it shall, and shall cause each of its subsidiaries and Affiliated Entities and its and their Representatives to, immediately (1) cease any solicitations, discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal or any potential Acquisition Proposal, and (2) terminate access to any physical or electronic data rooms relating to any potential Acquisition Proposal. Except as it may relate to an Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party), the Company also agrees that following the No-Shop Period Start Date it will promptly (and in any event within two (2) Business Days thereof) deliver a written notice to each such Person to the effect that the Company is ending all solicitations, discussions, communications and negotiations with such Person effective as of the No-Shop Period Start Date which written notice shall also request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof. After the No-Shop Period Start Date or, with respect to an Excluded Party, the Cut-Off Date, the Company shall promptly (and in any event within one Business Day after the Company’s knowledge of any such event) notify Parent of the receipt of (1) any Acquisition Proposal, (2) any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, an Acquisition Proposal, or (3) any discussions or negotiations sought to be initiated or continued with the Company, any of its subsidiaries or Affiliated Entities or its or their Representatives concerning an Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such Acquisition Proposal, inquiry, offer, proposal or request for information and a copy of any Acquisition Proposal, inquiry, offer, proposal or request for information made in writing and a summary of terms and conditions of any Acquisition Proposal, inquiry, offer, proposal or request for information not made in writing. Notwithstanding anything to the contrary herein, the Company may grant a limited waiver, amendment or release under any pre-existing confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Board of Directors so long as the Company promptly (and in any event within twenty-four (24) thereafter) notifies Parent thereof (including the identity of such counterparty) after granting any such limited waiver, amendment or release. For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, until the date which is ten Business Days after the No-Shop Period Start Date (the “Cut-Off Date”), the Company may continue to engage in the activities described in Section 6.1(a) with any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date but prior to the Cut-Off Date.

(c) Notwithstanding anything to the contrary in Section 6.3 or Section 6.1(b), and without limiting Section 6.1(a) and Section 6.1(b), nothing contained in this Agreement shall prevent the Company or its Board of Directors from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided that any public disclosure (other than any “stop, look and listen” statement) by the Company or the Board of Directors of the Company thereof relating to any determination or other action by the Board of Directors of the Company with respect to any Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company expressly publicly reaffirms its Recommendation in such disclosure;

(ii) prior to obtaining the Company Requisite Vote, (x) contacting and engaging in discussions, negotiations or communications with any Person or group and their respective Representatives who has made an Acquisition Proposal that was not the result of a material breach of Section 6.1(b) and (y) providing access to the Company’s or any of its subsidiaries’ or Affiliated Entities’ properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide Acquisition Proposal that was not the result of a material breach of Section 6.1(b) if the Board of Directors of the Company (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal, (B) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and (C) has entered into with the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Person (and in any event within twenty-four hours);

(iii) prior to obtaining the Company Requisite Vote, making a Change of Recommendation contemplated by clauses (1) or (2) of the definition thereof, if (x) an event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that materially improves the business, assets, operations or prospects of the Company or its subsidiaries and that was not known and was not reasonably foreseeable (or the implications and effects of which were not fully known and the consequences of which were not reasonably foreseeable to the Board of Directors of the Company as of the date hereof) to the Company or the Board of Directors of the Company as of the date hereof, becomes known to the Company or the Board of Directors of the Company after the date of this Agreement (an “Intervening Event”), (ii) as a result thereof the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (iii) the Board of Directors has complied with the requirements set forth in clauses (x), (y) and (z) of the second proviso of Section 6.1(d) as if such requirements in connection with a Change of Recommendation relating to a Superior Proposal related to an Intervening Event; or

(iv) resolving, authorizing, committing or agreeing to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses (i) through (iii).

(d) Notwithstanding anything in this Section 6.1 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company’s Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to an unsolicited bona fide Acquisition Proposal that did not otherwise result from a material breach of Section 6.1, that such proposal would, if consummated, result in a Superior Proposal, the Company or its Board of Directors may (1) make a Change of Recommendation or (2) terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into a definitive agreement with respect to such Superior Proposal concurrently with such termination; provided that, concurrently with or prior to such termination, the Company pays to Parent any Company Termination Payment required to be paid pursuant to Section 8.2(b)(i); provided further that the Company will not be entitled to make a Change of Recommendation, terminate this Agreement in accordance with Section 8.1(d)(ii) or enter into any letter of intent, memorandum of understanding or agreement relating to or providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.1) unless (w) the Company has complied in all material respects with this Section 6.1, (x) the Company delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company’s Board of Directors proposes to take such action and containing a copy of the agreement in respect of the Superior Proposal that is the basis of the proposed action of the Board of Directors of the Company (or, if there is no such agreement, a written summary of the material terms and conditions of the Superior Proposal) and the identity of the party making such Superior Proposal), (y) at or after 5:00 p.m., New York City time, on the third Business Day immediately following the day on which the Company delivered a Company Notice (such period from the time a Company Notice is provided until 5:00 p.m. New York City time on the third Business Day immediately following the day on which the Company delivered the Company Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional two Business Days (instead of three Business Day) period from the date of such notice), (any such notice period, the “Notice Period”), the Board of Directors of the Company reaffirms in good faith (after consultation with its outside counsel and financial advisor) that (I) such Acquisition Proposal continues to constitute a Superior Proposal and (II) failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (z) if requested by Parent, the Company will, and will cause its subsidiaries, Affiliated Entities and use its reasonable best efforts to cause its and their Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

(e) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person (other than Parent, Merger Sub or their respective Affiliates) relating to (1) any direct or indirect acquisition, license or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries and Affiliated Entities, taken as a whole, (2) any direct or indirect acquisition, purchase or issuance of 20% or more of the total voting power of the equity securities of the Company, (3) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or (4) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or Affiliated Entity of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole); provided that the Merger shall not be deemed a takeover proposal.

(ii) “Excluded Party” means any Person or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Board of Directors of the Company determines in good faith (such determination to be made no later than one (1) Business Day after the No-Shop Period Start Date and after consultation with its outside legal advisor and financial advisor) constitutes or would be reasonably expected to lead to a Superior Proposal; provided that any Person shall cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, the Acquisition Proposal submitted by such Person is withdrawn or terminated in writing (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal).

(iii) “Superior Proposal” means a bona fide and written Acquisition Proposal involving (A) assets that generate more than 50% of the consolidated total revenues of the Company and its subsidiaries and Affiliated Entities, taken as a whole, (B) assets that constitute more than 50% of the consolidated total assets of the Company and its subsidiaries and Affiliated Entities, taken as a whole, or (C) more than 50% of the total voting power of the equity securities of the Company, in each case, that the Board of Directors of the Company in good faith determines (x) is reasonably likely to be consummated in accordance with its terms and (y) would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby, in each case, after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(d).

(f) Notwithstanding anything to the contrary set forth in this Section 6.1, the Company acknowledges and agrees that (i) any violation of the restrictions or obligations set forth in this Section 6.1 by any subsidiary or Affiliated Entity of the Company or their or the Company’s Representatives shall constitute a breach of this Section 6.1 by the Company (provided that such violations by Representatives other than directors, officers or employees of the Company or its subsidiaries or Affiliated Entities shall constitute a breach of this Section 6.1 only if the Company does not use its reasonable best efforts within one Business Day of the date on which the Company obtains knowledge of such violation to prevent further violations), and (ii) it shall not nor shall it permit its subsidiaries or Affiliated Entities to enter into any agreement that prohibits or restricts the Company from providing to Parent the information contemplated by this Section 6.1(b) or complying with Section 6.1(d).

SECTION 6.2 Proxy Statement.

(a) The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and in any event within 20 Business Days), the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Unless the Board of Directors of the Company has made a Change of Recommendation in accordance with the provisions of this Agreement, the Recommendation shall be included in the Proxy Statement.

(b) Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Stockholders Meeting promptly (but in any event no more than five Business Days) after the date on which the Company is informed that the SEC has no further comments on the Proxy Statement.

(c) If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

SECTION 6.3 Stockholders Meeting. The Company, acting through its Board of Directors (or a committee thereof), shall promptly as practicable following the date on which the Company is informed that the SEC has no further comments on the Proxy Statement (but subject to the last sentence of this Section 6.3), take all action required under the DGCL, the Certificate of Incorporation, the Bylaws and the applicable requirements of the New York Stock Exchange necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of its stockholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Stockholders Meeting”); provided that the Company may postpone, recess or adjourn such meeting solely (i) to the extent required by Law, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote or (iii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum is necessary to conduct the business of the Stockholders Meeting. The Company, acting through its Board of Directors (or a committee thereof), shall, subject to Section 6.1(c), (a) make the Recommendation and include in the Proxy Statement the Recommendation and, subject to the consent of the Financial Advisor, the written opinion of the Financial Advisor, and (b) use its reasonable best efforts to obtain the Company Requisite Vote; provided that the Board of Directors of the Company may (1) fail to include the Recommendation in the Proxy Statement, (2) withdraw, modify, qualify or change the Recommendation, (3) fail to reaffirm the Recommendation within five Business Days of a request therefor in writing by Parent following the public disclosure of an Acquisition Proposal (other than of the type referred to in the following clause (4)) with any Person other than Parent and Merger Sub; provided, however, that Parent shall be permitted to request such reaffirmation on no more than two occasions with respect to each Acquisition Proposal (which for these purposes includes any revision, amendment, update or supplement to such Acquisition Proposal), (4) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 6.1(c)(i), or the failure by the Company Board to take a position with respect to such tender offer or exchange offer, shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, subject in each case to the proviso set forth in Section 6.1(c)(i)) or (5) formally resolve to effect or publicly announce an intention or resolution to effect any of the foregoing (any of the actions described in the foregoing clauses (1) through (5) and the proviso set forth in Section 6.1(c)(i), a “Change of Recommendation”), in each case in accordance with the terms and conditions of Section 6.1(c)(iii) and Section 6.1(d) and, following such Change of Recommendation, may fail to use such reasonable best efforts. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is validly terminated.

SECTION 6.4 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to (and, in the case of Parent, cause each of its subsidiaries and Affiliates (collectively, (the “Parent Group”) to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to cause the conditions to Closing to be satisfied. In furtherance and not in limitation of the foregoing, each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act and to use reasonable best efforts to take any and all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any substantive communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any substantive communication received or given in connection with any proceeding by a private Party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings and communications between them and the FTC, the DOJ, or any other Governmental Entity with respect to the transactions contemplated by this Agreement; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the DOJ, FTC, or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person; provided that each party shall be entitled to redact material (1) to comply with contractual arrangements, (2) to address good faith legal privilege or confidentiality concerns or (3) to the extent relating to Company valuation and similar matters relating to the Merger. For purposes of this Agreement,

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) No Party shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to Section 6.4(a) or Section 6.4(b) without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such substantive meeting or communication. Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Affiliates and subsidiaries to, take any and all steps necessary to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or (y) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment under any Antitrust Law in connection with an Action commenced by a Governmental Entity in a U.S. Federal District Court of competent jurisdiction that would prevent, prohibit, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the End Date), including, but without limiting the foregoing, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of the Company or its subsidiaries or Affiliated Entities or any interest therein and (ii) otherwise taking or committing to take actions that would limit Parent’s, Parent’s subsidiaries, Parent’s Affiliates, or the Company’s or its subsidiaries’ or Affiliated Entities’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of the Company or its subsidiaries or Affiliated Entities or any interest or interests therein. Nothing in this Section 6.4 shall require Parent to take any action or omission with respect to (1) any of its Affiliates that are engaged in businesses distinct from the private equity business of The Blackstone Group L.P. (other than Parent, Merger Sub and the Company and its subsidiaries and Affiliated Entities) or (2) any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of Parent (other than, for the avoidance of doubt, the Company and its subsidiaries and Affiliated Entities).

(d) Subject to the obligations under Section 6.4(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity under the Antitrust Laws in a U.S. Federal District Court of competent jurisdiction challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall, and Parent shall cause each member of the Parent Group to, cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding until the entry of a judgment on the merits in such action or proceeding (regardless of whether such judgment is appealable). Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations under this

Section 6.4(d) that is not conditioned upon consummation of the Merger. Nothing in this Agreement shall require Parent or Merger Sub to initiate any administrative or judicial action or proceeding against a Governmental Entity regarding the Merger or the other transactions contemplated hereby.

(e) The parties acknowledge and agree that all obligations of the Company, Parent and Merger Sub related to regulatory approvals required under Antitrust Laws shall be governed exclusively by this Section 6.4.

(f) As soon as practicable after the date of this Agreement, (i) subject to Parent otherwise reasonably cooperating with the Company, the Company shall use reasonable best efforts to cause Spectrum Healthcare Resources, Inc., a subsidiary of the Company, to submit to DSS, and, to the extent applicable, any other Governmental Entity, a notification of the transactions contemplated by this Agreement and proposed FOCI mitigation plan in accordance with the NISPOM, and any other applicable national or industrial security regulations; and (ii) the Parties shall prepare, pre-file, and file a joint voluntary notice to CFIUS in connection with the transactions contemplated by this Agreement. The Parties shall use reasonable best efforts to achieve DSS Approval and CFIUS Clearance. Notwithstanding the foregoing, for the avoidance of doubt, Parent and Merger Sub agree that failure to achieve DSS Approval or CFIUS Clearance shall not relieve Parent or Merger Sub of its obligation to consummate the transactions contemplated by this Agreement and each of Parent and Merger Sub acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent or Merger Sub’s achieving DSS Approval or CFIUS Clearance.

SECTION 6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (b) any Actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s on the other hand, compliance or failure of compliance with (but not Willful Breach of) this Section 6.5 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.5.

SECTION 6.6 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier valid termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, Affiliated Entities, officers, directors and employees to, afford Parent and its Representatives reasonable access, consistent with applicable Law, at normal business hours to the Company’s, its subsidiaries’ and Affiliated Entities’ officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish Parent reasonably promptly with all financial, operating and other data and information concerning its business and properties as Parent or its Representatives, may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties and shall not include any environmental sampling or invasive environmental testing without the Company’s prior written consent. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information where such access or disclosure would violate or prejudice its rights or the rights of any of its officers, directors or employees, jeopardize any attorney-client privilege of the Company or any of its subsidiaries or contravene any applicable Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement (provided that the Company will use reasonable best efforts to (i) enter into a joint defense agreement with Parent if requested with respect to any such information or (ii) cooperate with Parent in seeking and use reasonable best efforts to secure any consent or waiver or other arrangement to allow disclosure of such information in a manner that would not result in such violation, contravention, prejudice, or loss of privilege). All requests for information made pursuant to this Section 6.6(a) shall be directed to the executive officer or other Person designated by the Company.

(b) From the date hereof until the Effective Time, the Company shall, in connection with the matters referred to on Section 6.6(b) of the Company Disclosure Letter (the “Specified Matters”), use its reasonable best efforts to (i) keep Parent reasonably informed with respect to the status thereof, including, by promptly providing Parent copies of all substantive written correspondence relating to any Specified Matter, (ii) promptly notify Parent of any substantive communication received by the Company from a Governmental Entity with respect to any Specified Matter, (iii) permit Parent to review any substantive communication given by the Company to, and to consult with Parent in advance and consider in good faith Parent’s reasonable comments in connection with, any communication, meeting or conference with, any Governmental Entity in connection with any Specified Matter, (iv) furnish to Parent as promptly as reasonably practicable all written information, including presentations of outside advisors, made available to the Company with respect to any Specified Matter and (v) allow Parent to discuss the Specified Matters with the Company’s advisors from time to time. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries or Affiliated Entities shall be required to provide access or to disclose information where such access or disclosure would violate or prejudice its rights or the rights of any of its officers, directors or employees, jeopardize any attorney-client privilege of the Company or any of its subsidiaries or Affiliated Entities or contravene any applicable Law, rule, regulation, order, judgment, decree (provided that the Company will (i) enter into a joint defense agreement with Parent if requested with respect to any such Specified Matters or (ii) cooperate with Parent in seeking and use reasonable best efforts to secure any consent or waiver or other arrangement to allow disclosure of such information in a manner that would not result in such violation, contravention, prejudice, or loss of privilege).

(c) Each of Parent and Merger Sub will comply with the terms and conditions of the letter agreement, dated August 15, 2016, between the Company and Blackstone Management Partners L.L.C. (which agreement shall automatically terminate and be of no further force and effect upon the Closing) (as amended, restated, supplemented or otherwise modified from time to time, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective officers, employees, auditors and other representatives to hold and treat, in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.7 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

SECTION 6.8 Publicity. The initial press release regarding the Merger shall be a joint press release and, except in connection with an Acquisition Proposal or a Change of Recommendation if and to the extent permitted by this Agreement, thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in each case, as determined in the good faith judgment of the Party proposing to make such release (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party). Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions to the extent consistent with prior public disclosures by the Parties made in accordance with this Section 6.8.

SECTION 6.9 Employee Benefits.

(a) For a period of at least twelve months following the Effective Time (the “Benefit Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation or its subsidiaries to provide, to each employee of the Company or its subsidiaries who continues to be employed by the Surviving Corporation or any subsidiary thereof immediately following the Closing Date (the “Continuing Employees”), (i) a salary, wage, target non-equity bonus opportunity and commissions opportunity that with respect to each Continuing Employee, is, in the aggregate, no less favorable than the salary, wage, target non-equity bonus opportunity and commissions opportunity that was provided to such Continuing Employees immediately prior to the Effective Time and (ii) employee pension, welfare and other benefits excluding defined benefit pension benefits and retiree medical and other post-termination medical and welfare benefits that are substantially comparable in the aggregate to the employee pension, welfare and other benefits provided to such Continuing Employee immediately prior to the Effective Time. For the duration of the Benefit Continuation Period, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee a severance or termination arrangement no less favorable than the severance or termination arrangement provided to such Continuing Employee immediately prior to the Effective Time. This Section 6.9(a) shall not apply to Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement.

(b) Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans, subject to the amendment and termination provisions thereof.

(c) [Reserved.]

(d) To the extent that Parent, the Surviving Corporation or any subsidiary thereof modifies any coverage or benefit plan that would have constituted a Company Plan in effect as of the date hereof in which Continuing Employees participate during the applicable plan year in which the Effective Time occurs, Parent or any of its subsidiaries (including the Company and any subsidiaries thereof) shall use commercially reasonable efforts to: (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any such benefit plans that are group health plans with respect to Continuing Employees and their eligible dependents that were satisfied or would not have applied under the corresponding Company Plan prior to the Closing, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred during the applicable plan year prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized for the same purpose under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan) under each applicable Parent benefit plan as if such service had been performed with Parent; provided, however, that such recognition of service shall not apply (x) for purposes of any Parent benefit plan under which similarly situated employees of Parent and its subsidiaries do not receive credit for prior service, (y) to the extent it would result in a duplication of benefits or (z) for purposes of any plan or arrangement that is grandfathered or frozen, either with respect to the level of benefits or participation.

(e) Nothing in this Agreement shall confer upon any Continuing Employee or any other Person any right to employment (or any term or condition of employment) or to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any subsidiary or Affiliate of Parent or the Surviving Corporation, which rights are hereby expressly reserved, to discharge or terminate the services of any Person or any Continuing Employee at any time and for any reason whatsoever, with or without cause, subject to the terms of any applicable Company Plan. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an amendment, termination or other modification of any Company Plan or any other benefit or compensation plan, program, policy, agreement or arrangement, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation from amending or terminating any Company Plans or any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iii) create any third-party beneficiary or other rights or remedies in any Person, other than the Parties, including any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

SECTION 6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Person is or was a director or officer of the Company or any of its subsidiaries or any acts or omissions occurring or alleged to occur prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its Certificate of Incorporation and Bylaws in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding, including any expenses incurred in successfully enforcing such Person’s rights under this Section 6.10; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.10); provided further that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware Law and the Company’s Certificate of Incorporation and Bylaws shall be made by independent counsel selected by the Surviving Corporation. In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents (which consent shall not be unreasonably withheld), (y) the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such matter and (z) the Indemnified Party shall not settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder without the prior written consent of Parent or the Surviving Corporation (which consent shall not be unreasonably withheld). In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Party promptly after statements therefor are received, if the Surviving Corporation shall elect to control the defense of any such Proceeding, and (iv) except as provided in the immediately preceding sentence, no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent; provided that for purposes of clauses (ii) and (iii) the Indemnified Party on behalf of whom fees and expenses are paid provides an undertaking to repay such fees and expenses if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.10).

(b) Any Indemnified Party wishing to claim indemnification under Section 6.10, upon learning of any such Proceeding, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.

(c) The provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals except as required by applicable Law.

(d) Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay an annual premium for such coverage under each such policy more than 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as reasonably practicable for such amount. At Parent’s option and in satisfaction of the foregoing obligations, the Company may purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay in the aggregate for such coverage under each such policy more than 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as reasonably practicable for such amount. In the event the Company elects to purchase such a “tail policy”, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, for a period of six years after the Effective Date, all indemnification agreements listed on Section 6.10(d) of the Company Disclosure Letter entered into by the Company or any of its subsidiaries with any Indemnified Party and in effect as of the date hereof.

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10.

(f) The provisions of this Section 6.10 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(g) The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of the Company or the comparable governing instruments of any of its subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.

SECTION 6.11 Treatment of Company Indebtedness.

(a) The Company shall, or shall cause its applicable subsidiaries to, arrange for customary payoff letters and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all then-outstanding indebtedness of, and commitments under, the Credit Facility, and shall deliver, or cause its applicable subsidiaries to deliver, prepayment and termination notices in accordance with the terms of such indebtedness to the holders of such indebtedness (provided that such prepayment and termination notices may be conditional on the occurrence of the Closing).

(b) Prior to the Closing Date, as soon as reasonably practicable after Parent so requests in writing, the Company shall issue, or use its reasonable best efforts to cause the Trustee (as defined below) to issue, a notice of optional redemption for some or all (which amount shall be specified in Parent’s written request) of the outstanding aggregate principal amount of Team Health, Inc.’s 7.250% Senior Notes due 2023 (the “Existing Notes”), pursuant to Section 3.03 and Section 3.07 of the indenture (the “Indenture”) governing the Existing Notes, dated as of November 23, 2015, among Team Health, Inc., the guarantors party thereto and Wells Fargo Bank, National Association (the “Trustee”), which notice will be conditional on the Closing; provided that the terms of such request are permitted by the Indenture. The Company agrees to assist Parent upon reasonable request in making arrangements for redemption, defeasance, satisfaction and/or discharge of the Existing Notes and shall redeem, defease, satisfy and/or discharge, as applicable, the Existing Notes in accordance with the terms of the Indenture on the Closing Date, including the delivery of an officers’ certificate, but not, for the avoidance of doubt, including the delivery of a legal opinion, which will be delivered by counsel for Parent. Simultaneously with and conditioned upon the Closing and in accordance with the notice of optional redemption (but prior to the time the Company is required to pay for any redemption of the Existing Notes in accordance with this Section 6.11(b)), Parent shall provide to the Company or the Trustee, as applicable, the funds necessary to consummate any redemption, defeasance, satisfaction and/or discharge in accordance with Section 6.11(b) (including the payment of all applicable premiums and all related fees and expenses) and shall pay all fees and expenses related thereto, including those of the Trustee.

(c) Prior to the Closing Date, as soon as reasonably practicable after Parent so requests in writing, the Company shall use its reasonable best efforts to commence one or more offers to purchase and/or consent solicitations with respect to some or all of the outstanding aggregate principal amount of the Existing Notes, on such terms and conditions, including pricing terms, that are specified in writing, from time to time, by Parent (each, a “Debt Tender Offer”), and Parent shall assist the Company in connection therewith; provided that Parent shall only request the Company to conduct any Debt Tender offer in compliance with the Indenture and the applicable requirements of Rule 14e-1 promulgated under the Exchange Act. Parent, at its own expense, shall prepare all necessary and appropriate documentation in connection with a Debt Tender Offer, including the offer to purchase and/or consent solicitation statement, related consents and letters of transmittal and other related documents (collectively, the “Offer Documents”). Parent and the Company shall reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Existing Notes in connection with a Debt Tender Offer shall be subject to the prior review of, and comment by, the Company and shall be reasonably acceptable in form and substance to each of the Company and Parent. Promptly following the expiration of a consent solicitation, if any, assuming the requisite consent from the holders of the Existing Notes (including from persons holding proxies from such holders) has been received, the Company shall execute, and use reasonable best efforts to cause the Trustee to execute, any appropriate supplemental indenture (the “Supplemental Indenture”) relating to the amendments of the Indenture contemplated in the Debt Tender Offer; provided, however, that notwithstanding the fact that a Supplemental Indenture may have been executed and become effective earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred and all conditions to the Debt Tender Offer have been satisfied or (subject to approval by Parent) waived by the Company in accordance with the terms hereof. The form and substance of the Supplemental Indentures shall be reasonably satisfactory to Parent and the Company. Notwithstanding the foregoing, the closing of the Debt Tender Offer shall be conditional on the Closing, and the Company, its Subsidiaries and Parent shall use their respective reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer, including using reasonable best efforts in assisting with the preparation of the offer to purchase, consent solicitation statement and/or letter of transmittal and delivery of customary officers’ certificates and legal opinions on or prior to the Closing Date. The Company (a) shall waive any of the conditions to the Debt Tender Offer (other than the occurrence of the Closing) and make any change to the Debt Tender Offer, in each case, as may be reasonably requested in writing by Parent and (b) shall not, without the written consent of Parent, waive any condition to the Debt Tender Offer or make any changes to the Debt Tender Offer. Notwithstanding anything to the contrary herein, it is expressly agreed by the parties hereto that the failure to obtain any tender or consent of the Existing Notes by the holders thereof or otherwise complete a Debt Tender Offer shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement or otherwise delay the Closing. Simultaneously with and conditioned upon the Closing and in accordance with the terms of any Debt Tender Offer (but prior to the time the Company is required to pay for any Debt Tender Offer in accordance with this Section 6.11(c)), Parent shall provide to the Company the funds necessary to consummate any Debt Tender Offer in accordance with this Section 6.11(c) (including the payment of all applicable premiums, consent fees and all related fees and expenses) and shall pay all fees and expenses related thereto, including those of the Trustee, any dealer manager or solicitation agent and any information agent or depositary.

(d) With respect to the Existing Notes, as soon as reasonably practicable after Parent so requests in writing, the Company shall (i)(A) issue a notice with respect to a “Change of Control Offer” (as defined in the Indenture) for the repurchase, on and subject to the occurrence of a Change of Control Payment Date (as defined in the Indenture) as specified in writing by Parent, all of the outstanding aggregate principal amount of Existing Notes, pursuant to Section 4.14 of the Indenture and the other provisions of the Indenture applicable thereto, which notice will be conditional on the Closing, and (B) otherwise comply with the Indenture with respect to such Change of Control Offer, or (ii) take any actions reasonably requested by Parent to facilitate the satisfaction and/or discharge of the Existing Notes by the Surviving Corporation on or following the Effective Time pursuant to the Indenture. Parent, at its own expense, shall prepare all necessary and appropriate documentation in connection with a Change of Control Offer (the “Change of Control Offer Documents”). Parent and the Company shall reasonably cooperate with each other in the preparation of the Change of Control Offer Documents. The Change of Control Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Existing Notes in connection with a Change of Control Offer shall be subject to the prior review of, and comment by, the Company and shall be reasonably acceptable in form and substance to each of the Company and Parent. Simultaneously with and conditioned upon the Closing and in accordance with the terms of any Change of Control Offer (but prior to the time the Company is required to pay for any Change of Control Offer in accordance with this Section 6.11(d)), Parent shall provide to the Company the funds necessary to consummate any Change of Control Offer in accordance with this Section 6.11(d) (including the payment of all applicable premiums and all related fees and expenses) and shall pay all fees and expenses related thereto, including those of the Trustee and any information agent or depositary.

(e) The dealer manager, solicitation agent, information agent, depositary, paying agent and/or any other agents retained in connection with any actions taken pursuant to this Section 6.11 shall be selected by Parent. Without limiting Section 6.11(f), the Company shall enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.11.

(f) Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers and directors from and against any and all damages suffered or incurred by them in connection with any actions taken pursuant to this Section 6.11; provided, however, that Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent any such damages suffered or incurred arose from disclosure regarding the Company that is determined to have contained a material misstatement or omission or due to the gross or negligent misconduct of the Company.

SECTION 6.12 Parent Financing.

(a) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request exercising so-called “flex” provisions contained therein), including using reasonable best efforts to (i) maintain in effect the Financing Commitments, provided, however, for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the Debt Financing Commitments solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Financing Commitments as of the date hereof, (ii) satisfy (or obtain waivers to) on a timely basis all conditions to funding in the Debt Financing Commitments and such definitive agreements to be entered into pursuant thereto (including by consummating the Equity Financing substantially concurrently therewith), (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Debt Financing Commitments (including any “flex” provisions contained therein) prior to the Closing Date and (iv) enforce its rights under the Debt Financing Commitments. To the extent requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing (or Alternative Financing). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Financing Commitments for any reason other than due to the breach by the Company of any representation, warranty or covenant contained herein or as a result of the failure of a condition contained herein to be satisfied by the Company (A) Parent shall promptly notify the Company in writing and (B) Parent and Merger Sub shall use their reasonable best efforts to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) in an amount, when added with Parent and Merger Sub’s existing cash on hand and the Equity

Financing Commitment, sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event, which Alternative Financing would not (i) involve terms and conditions that are materially less beneficial to Parent or Merger Sub (provided that such reasonable best efforts shall not include requiring Parent or Merger Sub to pay any additional fees or to increase any interest rates applicable to the Debt Financing in excess of the amount set forth in the Debt Financing Commitment (including any “flex” provisions) on the date hereof), or, if such terms and conditions are not then available, then on such other terms that are acceptable to the Parent and Merger Sub in their sole discretion, (ii) involve any conditions to funding the Debt Financing that are not contained in the Debt Financing Commitments and (iii) be reasonably be expected to prevent, impede or delay the consummation of the Debt Financing or such Alternative Financing or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing (A) if there exists any material breach, material default, repudiation, cancellation or termination by any party to the Financing Commitments, (B) of the receipt by Parent or Merger Sub of any written notice or other written communication from any lender or other Debt Financing Source with respect to any actual breach, default, repudiation, cancellation or termination by any party to the Financing Commitments or (C) (I) there is a material dispute or disagreement between or among Parent or Merger Sub on the one hand and any parties to any Financing Commitments or any definitive document related to the Financing on the other hand or (II) Parent reasonably expects that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing. As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. Parent, Merger Sub and Guarantor shall not (without the prior written consent of the Company) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Financing Commitment or the definitive agreements relating to the Financing if such amendment, replacement, supplement, modification or waiver (1) decreases the aggregate amount of the Financing to an amount that would be less than an amount that would be required to consummate the Merger and make the other payments required by Parent, Merger Sub and the Surviving Corporation hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated in this Agreement or the Financing Commitments, (2) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing, (3) would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement, or (4) materially and adversely impacts the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments. Upon request, Parent shall furnish to the Company a copy of any amendment, modification, waiver or consent of or relating to the Financing Commitments promptly upon execution thereof. Upon any amendment, supplement or modification of the Financing Commitments and made in compliance with this Section 6.12(a) (excluding any amendment for the sole purpose of joining or adding additional commitment parties thereto), Parent shall provide a copy thereof to the Company and the term “Financing Commitments” shall mean the Financing Commitments as so amended, replaced, supplemented or modified, including any Alternative Financing. Notwithstanding the foregoing, compliance by Parent with this Section 6.12 shall not relieve Parent or Merger Sub of its obligation to consummate the transactions contemplated by this

Agreement whether or not the Financing is available and each of Parent and Merger Sub acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent or Merger Sub’s ability to obtain the financing (or any alternative financing) or any specific term with respect to such financing. Notwithstanding anything set forth herein, Parent’s and Merger Sub’s obligations under this Section 6.12(a) shall to the extent applicable take into account the expected timing of the Marketing Period.

(b) Prior to the Closing, the Company shall use its reasonable best efforts to provide to Parent and Merger Sub, and shall cause its subsidiaries, Affiliated Entities, and its Representatives to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, all reasonable cooperation reasonably requested by Parent that is necessary and customary in accordance with the terms of the Debt Financing (or any permanent financing consummated in lieu thereof or Alternative Financing obtained in accordance with Section 6.12(a)), including using reasonable best efforts to take the following actions: (i) furnishing Parent and Merger Sub and their financing sources with the Required Information and other documents and information (in the case of such other documents and information, to the extent reasonably requested by Parent) necessary to permit Parent to prepare a customary preliminary offering memorandum or preliminary private placement memorandum for use in a “high-yield road show” relating to any permanent financing consummated in lieu of any part or all of the Debt Financing, including all Company information, financial statements and financial data that is customarily included in an offering memorandum with respect to a private placement of high-yield debt securities pursuant to Rule 144A under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act); provided that the Company shall not be obligated to provide (A) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing, (B) a description of all or any component of the Financing, including any “description of notes” or other information customarily provided by the financing sources or their counsel, (C) risk factors relating to all or any component of the Financing, (D) separate subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting”, (E) Compensation Discussion and Analysis required by Item 402 of Regulation S-K or (F) other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities pursuant to Rule 144A, (ii) upon reasonable notice, participating in a reasonable number of lender presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, any permanent financing consummated in lieu thereof or any Alternative Financing at reasonable times and locations mutually agreed and otherwise reasonably cooperating with the marketing efforts of Parent and its financing sources for any portion of the Debt Financing, any permanent financing consummated in lieu of the Debt Financing or Alternative Financing, (iii) obtaining customary auditors’ consents and customary comfort letters of independent accountants (including “negative assurance” comfort), including, for the avoidance of doubt, in respect of the historical financial statements of IPC Healthcare, Inc. as of December 31, 2013 and 2014, for each of the three fiscal years ended December 31, 2014, as of September 30, 2015 and for the nine months ended September 30, 2014 and 2015, and including any customary letters from Ernst & Young LLP, as reasonably requested by Parent as necessary and customary for permanent financing consummated in lieu of any or all of the Debt Financing (including any offering or private placement of debt securities pursuant to Rule

144A under the Securities Act) and confirmation that such auditors are prepared to deliver such comfort letters and customary auditors’ consents through the Marketing Period upon completion of customary procedures, (iv) assisting Parent in its preparation of (A) any offering documents, private placement memoranda, bank information memoranda and similar documents; provided that no private placement memoranda or prospectuses in relation to high yield debt or equity securities will be issued by the Company or any of its subsidiaries or Affiliated Entities (but for the avoidance of doubt may be issued by the Surviving Corporation and/or its subsidiaries); provided further that any such memoranda or prospectuses that includes disclosure and financial statements with respect to the Company shall only reflect the Surviving Corporation and/or its subsidiaries as the obligor(s); and (B) materials for rating agency presentations, (v) obtaining customary authorization and representation letters requested by financing sources in connection with the Debt Financing, any permanent financing consummated in lieu thereof or any Alternative Financing, which authorization letter, in part, authorizes the distribution of information to prospective lenders or investors and contains a customary 10b-5 representation and representation to the Debt Financing Sources that the public side versions of such documents, if any, not include material non-public information about the Company and its subsidiaries or any securities of the foregoing, (vi) reasonably facilitating the provision of guarantee and pledging of collateral, including by executing and delivering definitive financing documents, including pledge and security documents, customary certificates and other documents (including original stock certificates), to the extent reasonably requested by Parent in connection with the Debt Financing (or any permanent financing consummated in lieu thereof, or Alternative Financing obtained in accordance with Section 6.12(a)) (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company, any of its subsidiaries, Affiliated Entities or any of their respective officers or employees involved) and (vii) reasonably assisting with procuring customary payoff letters, lien releases and terminations and (viii) providing information regarding the Company and its subsidiaries and Affiliated Entities reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 at least three Business Days prior to the Closing, to the extent requested in writing ten Business Days prior to the Closing. Notwithstanding the foregoing, (x) nothing in this Section 6.12 shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company and its subsidiaries and Affiliated Entities and (y) none of the Company or any of its subsidiaries or Affiliated Entities shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Debt Financing contemplated by the Debt Financing Commitments or be required to take any action for which it would not be indemnified hereunder, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Effective Time. For the avoidance of doubt, none of the Company or its subsidiaries or their respective officers, directors (with respect to any subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Debt Financing contemplated by the Debt Financing Commitments that is not contingent upon the Closing or that would be effective prior to the Closing (other than the execution and customary authorization and representation letters referenced above) and no directors of the Company shall be required to execute or enter into or perform any agreement with respect to the Debt Financing.

(c) Parent (i) shall promptly, upon request by the Company, reimburse the Company following the valid termination of this Agreement for all reasonable and documented out-of-pocket costs (including (A) reasonable outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) to the extent incurred by the Company, any of its subsidiaries or Affiliated Entities or their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives in connection with the cooperation of the Company and its subsidiaries and Affiliated Entities contemplated by this Section 6.12 and (ii) shall indemnify and hold harmless the Company and its subsidiaries and Affiliated Entities and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 6.12 (including any action taken in accordance with this Section 6.12) and any information utilized in connection therewith, except in the event such losses arose out of or resulted from (x) the willful misconduct of such Person or (y) misstatements or omissions in written historical information provided by or on behalf of the Company or its Subsidiaries specifically for use in connection with the Debt Financing (or any permanent financing consummated in lieu thereof or Alternative Financing obtained in accordance with Section 6.12(a)).

(d) The Company hereby consents to the use of the logos of the Company and its subsidiaries and Affiliated Entities by Parent and Merger Sub in connection with the Debt Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.

SECTION 6.13 Takeover Statutes. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

SECTION 6.14 Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or threatened in writing, against the Company, its officers or any members of its Board of Directors after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof, including, by promptly providing Parent copies of all proceedings and correspondence relating to such

Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation, or take any action to settle, without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

SECTION 6.15 Obligations of Merger Sub; Obligations of Subsidiaries and Affiliated Entities.

(a) Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, the Financing Commitments and any Alternative Financing.

(b) The Company shall take all action necessary to cause its Subsidiaries and Affiliated Entities to perform their respective obligations under this Agreement.

SECTION 6.16 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver, if permissible under Law, by Parent and the Company) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Requisite Vote shall have been obtained;

(b) Orders. No law, statute, rule, regulation, executive order, decree, ruling, injunction, judgment or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits, restrains, makes illegal or enjoins the consummation of the Merger and shall remain in effect; and

(c) Antitrust Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained.

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 3.1, Section 3.3 (other than clauses (a) and (b) thereof, which is subject to clause (iii) below), Section 3.4, Section 3.20 and Section 3.21 shall be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.9(b) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 3.3(a) and Section 3.3(b) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Sub or their Affiliates and (iv) the other provisions of ARTICLE III shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; and

(c) Certificate. Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”);

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) Certificate. The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the Company Requisite Vote having been obtained:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by Parent or the Company if any court or other Governmental Entity of competent jurisdiction shall have issued a final order, decree, judgment, injunction or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, judgment, injunction, ruling or other action is or shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used such standard of efforts to the extent required pursuant to Section 6.4 to prevent, oppose and remove such restraint, injunction or other prohibition;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before April 30, 2017 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Merger Sub, or the Company, its subsidiaries and Affiliated Entities) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the Effective Time, where such breach has been the primary cause of the failure of the Effective Time to occur on or before the End Date (such breach, a “Disqualifying Breach”) (for the avoidance of doubt, Parent’s failure to consummate the Closing due to the unavailability of the Debt Financing (or, if Alternative Financing is being used in accordance with Section 6.12, such Alternative Financing) shall not in itself be deemed to be an action or failure to act for purposes of this Section 8.1(c); provided that Parent has not otherwise committed a Disqualifying Breach).

(d) by written notice from the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.2 not to be satisfied; or

(ii) prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement providing for a Superior Proposal, subject to the terms and conditions of, Section 6.1(d); provided that the Company shall pay the Company Termination Payment prior to or concurrently with such termination;

(e) by written notice from Parent if:

(i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(ii) the Board of Directors of the Company shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation;

(f) by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken; or

(g) by the Company, if (i) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been and continue to be satisfied or waived in accordance with this Agreement, (ii) Parent and Merger Sub fail to consummate the Merger within two Business Days of the date on which the Closing should have occurred pursuant to Section 1.2 and (iii) at all times during such two Business Day period described in clause (ii), the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby and the Company shall have given Parent a written notice on or prior to the end of such two Business Day period confirming such fact.

SECTION 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.6(c), Section 6.8, the expense reimbursement and indemnification provisions of Section 6.12(c), this Section 8.2, Section 8.3 and ARTICLE IX, which shall survive such valid termination in accordance with its terms and conditions; provided that, subject to the limitations set forth in Section 8.2(e) and Section 8.2(f), nothing herein shall relieve any Party hereto of any liability for damages resulting from Willful Breach prior to such termination by any Party hereto. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 9.12.

(b) In the event that:

(i) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay the Company Termination Payment to Parent (or one or more of its designees), at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (and, in any event, within two Business Days following such termination), payable by wire transfer of immediately available funds.

(ii) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(c) or Section 8.1(f) or Parent pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement and prior to the taking of the Company Requisite Vote at the Stockholders Meeting (or, if earlier, prior to the termination of this Agreement) an Acquisition Proposal shall have been publicly made or disclosed or an Acquisition Proposal shall have otherwise become publicly known or delivered to the Company, and in each case such Acquisition Proposal shall have not been withdrawn in good faith and (B) within twelve months of such termination, the Company or any of its subsidiaries or any Affiliated Entity shall have entered into a definitive agreement with respect to any Acquisition Proposal (which is subsequently consummated), or shall have consummated any Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Payment, such payment to be made within two Business Days from the consummation of such Acquisition Proposal, by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%”.

(iii) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(i) or Section 8.1(g), Parent shall pay to the Company a fee of $201,700,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made within two Business Days of the applicable termination.

(c) The Parties acknowledge and hereby agree that each of the Parent Termination Fee and the Company Termination Payment, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Payment or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii), or Parent fails to timely pay an amount due pursuant to Section 8.2(b)(iii), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a final and non-appealable judgment against the Company for the amount set forth in Section 8.2(b)(i) or Section 8.2(b)(ii), or any portion thereof, or a final and non-appealable judgment against Parent for the amount set forth in Section 8.2(b)(iii), or any portion thereof, the Company shall pay to Parent, or Parent shall pay to the Company, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out pocket fees and expenses of any expert or consultant engaged by Parent or the Company, as applicable) up to a maximum aggregate amount of $5,000,000 in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to Section 8.2(b) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.2(b).

(e) Notwithstanding anything to the contrary in this Agreement, but subject to the proviso in Section 8.2(a) and Section 9.12, in any circumstance in which this Agreement is terminated and Parent has the right to receive payment of the Company Termination Payment from the Company pursuant to this Section 8.2, the payment of the Company Termination Payment and, if applicable, the costs and expenses of Parent pursuant to Section 8.2(d) shall be the sole and exclusive monetary remedy of Parent Related Parties against the Company, its subsidiaries and Affiliated Entities and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that the Company remain obligated to pay to Parent and Merger Sub any amount due and payable pursuant to Section 8.2(d)), whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.6(c) and Section 6.8.

(f) Notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub breaches this Agreement (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise), then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.12, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, Guarantor or other Non-Recourse Parties (as defined in the Limited Guarantee) (each a “Parent Related Party”) or any Debt Financing Source under the Debt Financing and any of their respective Affiliates (other than Parent, Merger Sub or Guarantor) (a “Lender Related Party”) for any breach, loss, damage or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for the Company to (x) terminate this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(g) and receive payment of the Parent Termination Fee or (y) seek to recover monetary damages from Parent, subject to Section 8.2(a) in connection with any termination of this Agreement in a circumstance in which the Parent Termination Fee is not actually paid; provided, that in no event shall Parent be subject to monetary damages in excess of the amount of the Parent Termination Fee in the aggregate (and any costs, expenses, interest and other amounts payable pursuant to Section 6.6(c), Section 6.8, Section 6.12(c) and Section 8.2(d)).

(g) This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made (i) against the entities that are expressly identified as Parties hereto and pursuant to, and (ii) in accordance with, the terms of, the Parent Guarantee, the Equity Financing Commitment or the Confidentiality Agreement, the Guarantor or the other parties thereto and the terms of the Support Agreement, the stockholder party thereto. No other Non-Recourse Party or Company Related Party (other than, for the avoidance of doubt, the Guarantor or the other Non-Recourse Parties party to the Parent Guarantee, the Equity Financing Commitment or the Confidentiality Agreement, to the extent set forth in and in accordance with the terms thereof) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.

SECTION 8.3 Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Filing fees incurred in connection with the HSR Act filings shall be borne by Parent.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties. No amendments or modifications to the provisions of which the Lender Related Parties or Non-Recourse Party are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner materially adverse to any such Lender Related Party or Non-Recourse Party without the prior written consent of such Lender Related Party or Non-Recourse Party (which shall not be unreasonably withheld, conditioned or delayed).

SECTION 9.3 Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail or by registered or certified mail (postage prepaid, return receipt requested and providing proof of delivery) to the respective Parties at the following addresses, facsimile numbers or email addresses as follows (or at such other address, facsimile number or email address for a Party as shall be specified by like notice):

(a) if to Parent or Merger Sub:

Tennessee Parent, Inc.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention:  Neil Simpkins

    Bruce McEvoy

Facsimile: (212) 583-5722

Email:         simpkins@blackstone.com

                     mcevoy@blackstone.com

with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:  Daniel Wolf P.C.

                   Peter Martelli P.C.

                   Laura Sullivan

Facsimile:  (212) 446-6460

Email: daniel.wolf@kirkland.com

            peter.martelli@kirkland.com

            laura.sullivan@kirkland.com

(b) if to the Company:

Team Health Holdings, Inc.

265 Brookview Centre Way, Suite 400

Knoxville, Tennessee 37919

Attention: General Counsel

Facsimile: (865) 539-8030

Email: Steve_Clifton@teamhealth.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:     William R. Dougherty

                       Anthony F. Vernace

Facsimile:      (212) 455-2502

Email: wdougherty@stblaw.com

            avernace@stblaw.com

SECTION 9.5 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions on terms no less favorable to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with such counterparty’s customary policies, procedures and practices with respect to confidentiality agreements; provided that the foregoing exception shall not apply to changes to the standstill provisions); provided that in the event the Company enters into a confidentiality agreement that contains provisions (other than those referred to in the preceding parenthetical) that are more favorable in any economic respect to the counterparty than those contained in the Confidentiality Agreement, the Company shall allow Parent the option to amend the terms of the Confidentiality Agreement so as to give Parent the benefit of such provisions.

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person;

(c) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York;

(d) “CFIUS” shall mean the Committee on Foreign Investment in the United States.

(e) “CFIUS Clearance” shall mean the giving of notice to the Parties with respect to the transactions contemplated by this Agreement in accordance with the requirements of Exon-Florio and its applicable regulations and the receipt by the Parties of written notice from CFIUS of its (a) determination that the transactions contemplated by this Agreement are not subject to the Exon-Florio Amendment, (b) determination to the effect that review of all of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no unresolved national security concerns, or (c) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.503, CFIUS reports the transactions contemplated by this agreement to the President of the United States and the President of the United States shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, or the time permitted by law for such action shall have lapsed.

(f) “Company Equity Award” means any Option, Stock Unit, PSU, or MSU issued and outstanding, or authorized to be issued, pursuant to the Company Stock Plan.

(g) “Company Stock Plan” means the Team Health Holdings, Inc. Amended and Restated 2009 Stock and Incentive Plan, as may be amended from time to time.

(h) “Company Termination Payment” means (i) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 8.1(d)(ii) in order for the Company to enter into a definitive agreement prior to the Cut-Off Date with respect to a Superior Proposal made by an Excluded Party, an amount equal to $50,400,000 and (ii) if payable in any other circumstance, an amount equal to $100,800,000;

(i) “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(j) “Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of November 23, 2015, by and among the Company, Team Health, Inc., the lender parties thereto and JPMorgan Chase Bank, N.A., as amended or modified from time to time;

(k) “Debt Financing Sources” means the lenders, any person who signs a joinder to the Debt Financing Commitments and any person that provides, or in the future enters into any Debt Financing Commitments or any of its affiliates to provide, any of the Debt Financing (or any Alternative Financing), any of such person’s affiliates and any of such person’s or any of its affiliates’ respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners, other than in each case Parent, Merger Sub or Guarantor.

(l) “DSS” means the United States Defense Security Service, an organizational component of the United States Department of Defense.

(m) “DSS Approval” means written acknowledgment by DSS that it has accepted the proposed FOCI mitigation plan.

(n) “Exon-Florio Amendment” means Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007 (“FINSA”) and as implemented by Executive Order 11858, as amended, and regulated at 31. C.F.R. 800.

(o) “FOCI” means foreign ownership control or influence as set forth in the NISPOM.

(p) “GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(q) “Government Contract” means any (a) prime contract, subcontract, task order or delivery order that is (i) between the Company or any of its subsidiaries or Affiliated Entities and a Governmental Entity or (ii) is entered into by the Company or any of its subsidiaries or Affiliated Entities as a subcontractor for a prime contract or subcontract that is between another entity and a Governmental Entity.

(r) “knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(r) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(r) of the Parent Disclosure Letter;

(s) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any award, order or decision of an applicable arbitrator or arbitration panel.

(t) “Marketing Period” means the first period of 15 consecutive Business Days (A) commencing on or after the later of (i) the date Parent shall have received the Required Information and (ii) the date the conditions set forth in Section 7.1(a) and Section 7.1(c) shall have been satisfied and (B) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1(b), Section 7.2(a) or Section 7.2(b) to fail to be satisfied, provided that (x) such 15 consecutive Business Day period shall not be required to be consecutive to the extent it would include November 25, 2016 (which dates set forth in this clause (x) shall be excluded for purposes of, but shall not reset, the 15 consecutive Business Day period), (y) if such 15 consecutive Business Day period has not ended on or prior to December 16, 2016 then it will not commence until January 3, 2017, and (z) if such 15 consecutive Business Day period has not ended prior to February 10, 2017, then such 15 consecutive Business Day period shall commence no earlier than receipt by Parent of the audited consolidated balance sheets and related consolidated statements of operations and cash flows of the Company as of and for the fiscal year ended December 31, 2016 (or, if earlier, the filing of Company’s annual report on Form 10-K for the period ended December 31, 2016 with the SEC); provided, further, that (x) the Marketing Period in any event shall end on any earlier date on which the Debt Financing (or any other debt financing contemplated by the Financing Commitments or any Alternative Financing) is consummated, and (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 15 Business Day period, (A) Ernst & Young LLP in its capacity as the Company’s auditor or Ernst & Young LLP in its capacity as IPC Healthcare, Inc.’s auditor, as applicable, shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to the audited financial statements of the Company for the applicable periods by Ernst & Young LLP, or with respect to the financial statements of IPC Healthcare, Inc., Ernst & Young LLP or another independent public accounting firm of recognized national standing or (B) the Company shall have publicly announced any intention to restate any financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP. If at any time the Company shall reasonably believe that it has provided the Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of such delivery of such Required Information as has been identified in such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which portion of the Required Information the Company has not delivered).

(u) “Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has, or would reasonably be expected to have, a material adverse effect on or with respect to the business, results of operation or condition (financial or otherwise), assets or liabilities of the Company and its subsidiaries and Affiliated Entities taken as a whole, provided that, no events, developments, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world in which the Company, its subsidiaries or Affiliated Entities have material operations, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or its subsidiaries or Affiliated Entities operate, (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its subsidiaries and Affiliated Entities, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein (other than those set forth in Section 5.1) and any action taken or omitted by the Company at the express written request of or with the express written consent of Parent or Merger Sub, provided that this clause (iii) shall not apply to any representation or warranty set forth in Section 3.5, Section 3.11(f), Section 3.20 or Section 3.21, (iv) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (v) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (vi) any decline in the market price or trading volume of the Shares or the credit rating of the Company (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), or (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to, a Material Adverse Effect); except in the cases of clauses (i), (ii), (iv) or (v), to the extent that the Company and its subsidiaries and Affiliated Entities, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries and Affiliated Entities operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect);

(v) “NISPOM” means the means the National Industrial Security Program Operating Manual, DoD 5229.22-M, Feb. 2006 incorporating Change 2, May 18, 2016.

(w) “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

(x) “Required Information” means (A)(i) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and statement of comprehensive earnings and statements of shareholders’ equity and cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated financial statements of the Company consisting of balance sheets and statement of comprehensive earnings and statement of cash flows as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, other than with respect to any quarter-end that is also a fiscal year-end and (B)(i) audited consolidated financial statements of IPC Healthcare, Inc. as of December 31, 2014, 2013 and 2012 and for the years ended December 31, 2014, 2013 and 2012 and (ii) unaudited consolidated financial statements of IPC Healthcare, Inc. as of September 30, 2015 and for the three and nine months ended September 30, 2015 and 2014;

(y) “subsidiary” or “subsidiaries” means, with respect to any Person (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity;

(z) “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Parent Guarantee, the Financing Commitments and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder; and

(aa) “Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement or (ii) fraud.

SECTION 9.6 Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.7 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement, the Equity Financing Commitment and Parent Guarantee constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided that Parent (or one or more of its Affiliates) shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations under this Agreement, from and after Closing, to any Lender Related Parties (so long as Parent remains fully liable for all of its obligations hereunder) pursuant to terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing.

SECTION 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.10 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Options, PSUs, MSUs and Stock Units to receive the payments contemplated by the applicable provisions of Section 2.2, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, (d) prior to the Effective Time, the rights of the holders of Common Stock to pursue claims for damages and other relief for Parent’s or Merger Sub’s breach of this Agreement subject to Section 8.2(e), Section 8.2(f) and Section 8.2(g); provided that the rights granted to the holders of Common Stock pursuant to the foregoing clause (d) of this Section 9.8 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion, and (e) each Lender Related Party or Non-Recourse Party shall be a third-party beneficiary of Section 8.2(f), this Section 9.8, Section 9.2, Section 9.13 and Section 9.14.

SECTION 9.9 Governing Law. This Agreement and any disputes relating hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to choice of law or conflict of law principles thereof or of any other jurisdiction that would cause the application of any laws of any jurisdiction other than the State of Delaware.

SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject in all respects to the terms and conditions of this Section 9.12, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, including Section 6.4 and Section 6.12, by Parent or Merger Sub. Notwithstanding the foregoing or anything herein or in any Transaction Document to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing in accordance with ARTICLE I if, but only if, (i) Parent is required to complete the Closing pursuant to Section 1.2 and Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (ii) the financing provided for by the Debt Financing Commitment (or, if Alternative Financing, as the case may be) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing that, if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur in accordance with ARTICLE I. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the Parent Termination Fee or monetary damages, if, as and when required pursuant to this Agreement, under no circumstances shall the Company be permitted or entitled to receive (1) both a grant of specific performance to cause the Equity Financing to be funded at the Closing in accordance with the terms of this Section 9.12 (whether under this Agreement or the Equity Financing Commitment) or other equitable relief, on the one hand, and payment of the Parent Termination Fee, monetary damages and/or any of the other amounts, if any, as and when due, pursuant to Section 6.6(c), Section 6.8, Section 6.12(c), and Section 8.2(d), on the other hand, or (2) both payment of any monetary damages whatsoever, on the one hand, and payment of any of the Parent Termination Fee and/or any of the amounts, if any, as and when due, pursuant to Section 6.6(c), Section 6.8, Section 6.12(c) and Section 8.2(d), on the other hand.

SECTION 9.13 Jurisdiction.

(a) Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

(b) Notwithstanding anything in this Agreement to the contrary,(i) each Party and its affiliates hereby irrevocably and unconditionally agrees that it will not bring or support any claim, action, suit, legal proceeding, investigation, arbitration, litigation, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender Related Party in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court and any appellant court thereof and each party irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and that the provisions of Section 9.14 relating to the waiver of jury trial shall apply to any such action, suit or proceeding and (ii) except as specifically set forth in the Debt Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lender Related Parties in any way relating to this Agreement, the Debt Financing Commitments or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. The parties hereto further agree to waive and hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now have or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and makes the agreements, waivers and consents set forth in Section 9.13(a) mutatis mutandis but with respect to the courts specified in this Section 9.13(b).

SECTION 9.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION INVOLVING ANY LENDER RELATED PARTY OR NON-RECOURSE PARTY) OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

SECTION 9.15 Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word

“or” shall not be exclusive. For purposes of this Agreement (other than Section 3.19 and Section 6.1), the term “made available”, with respect to any document or item, shall mean that such document or item has been made available to Parent and its Representatives in the electronic data room maintained by the Company at https://www.intralinks.com on or before the date of this Agreement. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States of America dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
TEAM HEALTH HOLDINGS, INC.

By:	/s/ Leif M. Murphy
Name: Leif M. Murphy
Title: President and Chief Executive Officer

[Signature Page—Merger Agreement]

PARENT:
TENNESSEE PARENT, INC.

By:	/s/ Neil Simpkins
Name: Neil Simpkins
Title: President

MERGER SUB:
TENNESSEE MERGER SUB, INC.

By:	/s/ Neil Simpkins
Name: Neil Simpkins
Title: President

[Signature Page—Merger Agreement]

EXHIBIT A

VOTING AND SUPPORT AGREEMENT

EXECUTION VERSION

FORM OF VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of October 30, 2016, is by and among Tennessee Parent Inc., a Delaware corporation (“Parent”), Tennessee Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”) and the Persons set forth on Schedule I attached hereto (“Shareholder”).

WHEREAS, Shareholder is, as of the date hereof, the record and beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of the number of shares of Common Stock of Team Health Holdings, Inc., a Delaware Corporation (the “Company”), as set forth opposite the name of Shareholder on Schedule I hereto;

WHEREAS, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Merger Sub have required that Shareholder, and Shareholder has (in Shareholder’s capacity as a beneficial owner of Company Securities) agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Shareholder. Shareholder (in Shareholder’s capacity as a record and beneficial owner of Company Securities) hereby represents and warrants to Parent and Merger Sub as follows:

(a)	As of the time of execution of this Agreement, Shareholder (i) is the record and beneficial owner of the shares of Common Stock (together with any shares of Common Stock which such Shareholder may acquire at any time in the future during the term of this Agreement, including pursuant to any exercise of Options, the “Shareholder Securities”) set forth opposite Shareholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other Company Securities.

(b)	Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c)	This Agreement has been duly executed and delivered by Shareholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency (including all applicable legal requirements relating to fraudulent transfers), reorganization, moratorium and similar legal requirements of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.

(d)	Neither the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or by which Shareholder or Shareholder’s assets are bound, except for such violations, defaults or conflicts as would not prevent or materially delay Shareholder’s performance of its obligations under this Agreement. Assuming compliance with the applicable provisions of the HSR Act, and assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company, Parent or Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby are obtained or made, the consummation by Shareholder of the transactions contemplated hereby will not (i) violate any provision of any decree, order or judgment applicable to Shareholder, (ii) require any consent, approval, or notice under any legal requirements applicable to Shareholder, other than as required under the Exchange Act and the rules and regulations promulgated thereunder and other than such consents, approvals and notices that, if not obtained, made or given, would not prevent or materially delay Shareholder’s performance of its obligations under this Agreement, or (iii) if such Shareholder is an entity, violate any provision of such Shareholder’s organizational documents.

(e)	The Shareholder Securities and the certificates, if any, representing the Shareholder Securities owned by Shareholder are now, and, subject to Section 3(b), at all times during the term hereof will be, held by Shareholder or by a nominee or custodian for the benefit of Shareholder, free and clear of all liens and encumbrances, except for any such liens or encumbrances arising hereunder and any applicable restrictions on transfer under the Securities Act (collectively, “Permitted Encumbrances”).

(f)	Shareholder has full voting power, with respect to the Shareholder Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shareholder Securities. The Shareholder Securities are not subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Shareholder Securities other than the Cooperation Agreement with the Company, dated as of March 22, 2016.

(g)	As of the time of execution of this Agreement, there is no Action pending or, to the knowledge of Shareholder, threatened against Shareholder at law or equity before or by any Governmental Entity that could reasonably be expected to impair or materially delay the performance by Shareholder of its obligations under this Agreement or otherwise adversely impact Shareholder’s ability to perform its obligations hereunder.

(h)	Shareholder has received and reviewed a copy of the Merger Agreement. Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

(i)	No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder.

SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Shareholder as follows:

(a)	Each of Parent and Merger Sub is a an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Parent and Merger Sub have the corporate power and authority, as the case may be, to execute and deliver and perform their obligations under this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and each has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b)	This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement and the Merger Agreement constitute legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of each of Parent and Merger Sub, are enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency (including all legal requirements relating to fraudulent transfers), reorganization, moratorium and similar Law of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.

(c)	Assuming compliance with the applicable provisions of the HSR Act, the execution and delivery of this Agreement and the Merger Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement and the Merger Agreement, will not: (i) cause a violation, or a default, by Parent or Merger Sub of any applicable legal requirement or decree, order or judgment applicable to Parent or Merger Sub, or to which either Parent or

Merger Sub is subject; or (ii) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective assets are bound, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub or any of their obligations under this Agreement and the Merger Agreement. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), any “anti-takeover” laws, the DGCL, in connection with the HSR Act and as otherwise provided in the Merger Agreement, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person at or prior to the consummation of the transactions contemplated in connection with the execution and delivery of this Agreement or the Merger Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by the Merger Agreement, other than such filings, notifications, approvals, notices or consents that, if not obtained, made or given, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.

SECTION 3. Transfer of the Shares; Other Actions.

(a)	Prior to the Termination Date, except as otherwise expressly provided herein (including pursuant to this Section 3 or Section 4) or in the Merger Agreement, Shareholder shall not, and shall cause each of its Subsidiaries not to: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any lien or encumbrance (other than Permitted Encumbrances) on or enter into any agreement with respect to any of the foregoing (“Transfer”), any or all of the Shareholder Securities, including any Shareholder Securities; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shareholder Securities with respect to any matter that is in contravention of the obligations of Shareholder under this Agreement with respect to the Shareholder Securities; (iv) deposit any of the Shareholder Securities into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Shareholder Securities in contravention of the obligations of Shareholder under this Agreement with respect to the Shareholder Securities; or (v) take or cause the taking of any other action that would restrict or prevent the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Shareholder Securities shall occur (including, but not limited to, a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shareholder Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

(b)	Shareholder agrees that it will not exercise any dissenters rights available to Shareholder with respect to the Merger pursuant to Section 262 of the DGCL.

SECTION 4. Voting of Shares.

(a)	Prior to the Termination Date, and without in any way limiting Shareholder’s right to vote the Shareholder Securities in its sole discretion on any other matters not set forth in Section 4(a)(ii) that may be submitted to a shareholder vote, consent or other approval, at every annual, special or other meeting of the Company’s shareholders called with respect to any of the following, and at every adjournment or postponement thereof, Shareholder (in Shareholder’s capacity as a holder of the Shareholder Securities) shall, or shall cause the holder of record on any applicable record date to, (i) appear at each such meeting or otherwise cause all of Shareholder’s Shareholder Securities entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote all Shareholder Securities, beneficially owned by Shareholder and entitled to vote (A) in favor of the approval of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and/or (B) against (x) any action or agreement which could reasonably be expected to impede, interfere, delay discourage or adversely affect the Merger Agreement, the Merger or this Agreement, (y) any Acquisition Proposal and (z) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Shareholder under this Agreement. Any vote by the Shareholder that is not in accordance with this Section 4(a) will be considered null and void.

(b)	Notwithstanding the foregoing, Shareholder shall retain at all times the right to vote the Shareholder Securities held by it in its sole discretion and without any other limitation on those matters other than those set forth in Section 4(a)(ii) that are at any time or from time to time presented for consideration to the Company’s shareholders.

(c)	The obligations set forth in this Section 4 shall apply to Shareholder unless and until the Termination Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.

SECTION 5. No Solicitation. Shareholder shall not, nor shall it, subject to the provisions of Section 6, direct, authorize or permit any of its Representatives to and shall use its reasonable best effort to cause its Representatives not to, directly or indirectly, take any action that would violate Section 6.1 of the Merger Agreement if Shareholder were deemed a “Representative” of the Company for purposes of such Section 6.1 of the Merger Agreement; provided that to the extent that the Company is permitted to take any action and/or not prohibited from taking any action pursuant to Section 6.1 of the Merger Agreement, Shareholder also shall be so permitted and/or not prohibited; provided further that the foregoing shall not serve to limit or restrict any actions taken by Shareholder in any capacity other than as shareholder of the Company. Notwithstanding anything to the contrary herein, this Agreement shall not restrict the ability of Shareholder to review any Acquisition Proposal and to discuss and confirm to the Company and to any party who has submitted an Acquisition Proposal, including any Acquisition Proposal that the Board of Directors of the Company shall have determined constitutes a Superior Proposal, the willingness of the Shareholder to support and sign a voting agreement in the event of any termination of the Merger Agreement in connection with such Superior Proposal (including, for the avoidance of doubt, during the Notice Period contemplated by Section 6.1(d) of the Merger Agreement).

SECTION 6. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a holder of the Shareholder Securities and/or other Company Securities in the Company and not in Shareholder’s or any partner, officer, employee or Affiliate of Shareholder’s capacity as a director, officer or employee of the Company or any of its subsidiaries or in such Shareholder’s or any partner, officer, employee or Affiliate of such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Shareholder or any partner, officer, employee or Affiliate of Shareholder to attempt to) limit or restrict any actions or omissions of any such Person in his or her capacity as a director and/or officer of the Company or any of its subsidiaries or from fulfilling the duties and obligations of such office, including in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any of its subsidiaries, or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any of its subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

SECTION 7. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof.

SECTION 8. Termination.

(a)	This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately, without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):

(i) termination of the Merger Agreement in accordance with its terms;

(ii) the Effective Time;

(iii) the End Date;

(iv) any change to the terms of the Merger without the prior written consent of Shareholder that (A) reduces the Per Share Merger Consideration or any consideration otherwise payable with respect to the Company Securities beneficially owned by Shareholder (subject to adjustments in compliance with Section 2.5 of the Merger Agreement), (B) changes the form of consideration payable in the Merger or any consideration otherwise payable with respect to the Company Securities beneficially owned by Shareholder or (C) otherwise materially amends the Merger Agreement in a manner adverse to the Shareholder relative to the other stockholders of the Company; or

(v) the mutual written consent of Parent, the Company and Shareholder.

(b)	Upon termination of this Agreement, all obligations of the parties hereto under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided however, that the termination of this Agreement shall not relieve any party hereto from liability from any willful and material breach prior to such termination.

(c)	Sections 8(b), 9 and 12 hereof shall survive the termination of this Agreement.

SECTION 9. Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

SECTION 10. Public Announcements. Parent, Merger Sub and Shareholder (in its capacity as a Shareholder of the Company and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by the Company and Parent in connection with this Agreement, the Merger Agreement and the transactions contemplated thereby, without the prior written consent of Parent. Shareholder (i) consents to and authorizes (x) the publication and disclosure by the Company, Parent and their respective Affiliates of its identity and beneficial ownership of the Shareholder Securities and the nature of its commitments, obligations, arrangements and understandings under this Agreement in the Proxy Statement, any current report of the Company on Form 8-K and any other documents required to be filed by the SEC or other Governmental Entity; provided that, Parent shall provide Shareholder and its counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments and (y) the filing by the Company, Parent and their respective Affiliates of this Agreement as an exhibit to the extent required to be filed with the SEC or any Governmental Entity relating to the Merger and (ii) agrees promptly to give to the Company and Parent any information it may reasonably require for the preparation of any such disclosure documents. Parent consents to and authorizes the publication and disclosure by Shareholder of the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the Merger in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Entity to be made by Shareholder in connection with the Merger; provided that, Shareholder shall provide Parent and its counsel reasonable opportunity to review and comment thereon, and Shareholder shall give reasonable consideration to any such comments. Nothing set forth herein shall limit any disclosure by Shareholder to its or its Affiliates’ general or limited partners on a confidential basis and in accordance with confidentiality obligations in effect as of the date hereof.

SECTION 11. Adjustments. In the event (a) of reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction or (b) that Shareholder shall become the beneficial owner of any additional Company Securities, then the terms of this Agreement shall apply to the Company Securities held by Shareholder immediately following the effectiveness of the events described in clause (a) or Shareholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Shareholder Securities hereunder. In the event that Shareholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4(a)(ii) hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Shareholder Securities hereunder.

SECTION 12. Miscellaneous.

(a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail or by registered or certified mail (postage prepaid, return receipt requested and providing proof of delivery) to the respective parties hereto at the following addresses, facsimile numbers or email addresses as follows (or at such other address, facsimile number or email address for a party as shall be specified by like notice):

If to Shareholder, to:

JANA Partners LLC

767 Fifth Avenue, 8th Floor

New York, NY 10153

Attention: Charles Penner

Email:       Charles.Penner@janapartners.com

If to Parent or Merger Sub, to:

Tennessee Parent, Inc.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention:  Neil Simpkins

      Bruce McEvoy

Facsimile: (212) 583-5722

Email:       simpkins@blackstone.com

        mcevoy@blackstone.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Daniel E. Wolf, P.C.

      Peter Martelli, P.C.

      Laura Sullivan

Facsimile: (212) 446-6460

Email:       daniel.wolf@kirkland.com

        peter.martelli@kirkland.com

        laura.sullivan@kirkland.com

If to the Company, to:

Team Health Holdings, Inc.

265 Brookview Centre Way, Suite 400

Knoxville, Tennessee 37919

Attention: General Counsel

Facsimile: (865) 539-8030

Email:       Steve_Clifton@teamhealth.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: William R. Dougherty

      Anthony F. Vernace

Facsimile: (212) 455-2502

Email:       wdougherty@stblaw.com

        avernace@stblaw.com

(b) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(d) Entire Agreement, No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and (ii) is not intended to, nor shall it, confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that (i) the Company shall be an express third party beneficiary of Section 8(a)(v), Section 10 and Section 12(j) of this Agreement and shall be entitled to enforce such provisions of this Agreement and (ii) the Lender Related Parties (as defined in the Merger Agreement) shall be an express third party beneficiary of Section 12(d) of this Agreement and shall be entitled to enforce such provisions of this Agreement.

(e) Governing Law, Jurisdiction. This Agreement and any disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to choice of law or conflict of law principles thereof or any other jurisdiction that would cause the application of any laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub, the Company or Shareholder in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 12(a). Each of Parent, Merger Sub and Shareholder hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 12(a) shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 12(e), that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such party’s consent to jurisdiction and service contained in this Section 12(e) is solely for the purpose referred to in this Section 12(e) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. Notwithstanding anything in this Agreement to the contrary,(i) each party hereto and its affiliates hereby irrevocably and unconditionally agrees that it will not bring or support any claim, action, suit, legal proceeding, investigation, arbitration, litigation, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender Related Party (as defined in the Merger Agreement) in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing (as defined in the Merger Agreement) or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court and any appellant court thereof and each party irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and that the provisions of Section 12(e) relating to the waiver of jury trial shall apply to any such action, suit or proceeding and (ii) except as specifically set forth in the Debt Financing Commitments (as defined in the Merger Agreement), all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lender Related Parties(as defined in the Merger Agreement) in any way relating to this Agreement, the Debt Financing Commitments (as defined in the Merger Agreement)or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(f) Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION INVOLVING ANY PARTY) OR THE ACTIONS OF PARENT, THE COMPANY OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(f).

(g) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of Parent and/or Merger Sub under the Merger Agreement to such direct or indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of such assignee under the Merger Agreement to such additional direct or indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement; provided, that no such assignment shall relieve Parent or Merger Sub of any of their respective obligations under this Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

(h) Severability of Provisions. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(i) Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of the Agreement and without that right, Parent would have entered into this Agreement. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(j) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto and the Company, and no waiver or consent hereunder shall be effective against any party hereto unless it shall be in writing and signed by such party. No amendments or modifications to the provisions of Section 12(d) or (e) shall be permitted in a manner materially adverse to any such Lender Related Party without the prior written consent of such Lender Related Party (which shall not be unreasonably withheld, conditioned or delayed).

(k) Binding Nature. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

(l) No Recourse. Parent and Merger Sub agree that Shareholder (in its capacity as a holder of Company Securities) will not be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Merger Agreement or the Merger (other than any liability for claims, losses, damages, expenses and other liabilities or obligations solely to the extent arising under, and in accordance with the terms of, this Agreement), including the Company’s breach of the Merger Agreement.

(m) No Presumption. This Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

(n) No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

(o) No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Shareholder Securities. All rights, ownership and economic benefits of and relating to the Shareholder Securities shall remain vested in and belong to Shareholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Shareholder in the voting of any of the Shareholder Securities, except as otherwise specifically provided herein.

[Signature pages follow]

IN WITNESS WHEREOF, Parent, Merger Sub and Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.

TENNESSEE PARENT, INC.

By:
Name:
Title:

TENNESSEE MERGER SUB, INC.

By:
Name:
Title:

JANA PARTNERS LLC

By:
Name:
Title:

[Signature Page—Voting and Support Agreement]

SCHEDULE I

NAME	COMPANY COMMON STOCK
JANA Partners LLC	5,890,368

EXHIBIT B

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEAM HEALTH HOLDINGS, INC.

ARTICLE ONE

The name of the corporation is Team Health Holdings, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office is located at 200 Bellevue Parkway, Suite 210, Wilmington, New Castle County, Delaware 19809. The name of its registered agent at such address is Intertrust Corporate Services Delaware Ltd.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of one cent ($0.01) per share.

ARTICLE FIVE

The holder of each share of common stock shall be entitled to a number of votes equal to the dollar amount per share contributed by such holder for such share, rounded to the nearest dollar amount.

ARTICLE SIX

The board of directors of the Corporation (the “Board of Directors”) shall have the power to adopt, amend or repeal by-laws, except as may otherwise be provided in the by-laws.

ARTICLE SEVEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE EIGHT

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ARTICLE NINE

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(b) The Corporation shall, to the fullest extent permitted by applicable law, indemnify and advance expenses to each director of the Corporation and each person who, while a director of the Corporation, is serving at the request of the Corporation as a director, officer, employee or agent of any other enterprise. The Corporation may indemnify and advance expenses to each officer, employee and agent of the Corporation, and any other Person whom the Corporation is authorized to indemnify under the provisions of the DGCL.

(c) Any repeal or modification of this Article Nine by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director existing at the time of, or increase the liability of any director, with respect to any acts or omissions of such director, occurring prior to, such amendment, repeal or modification.

(d) All references in this Article Nine to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of this Certificate of Incorporation in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the DGCL.

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ARTICLE TEN

(a) In recognition and anticipation of the facts that (i) the directors, managers, officers, members, partners, managing members, employees and/or agents of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as directors and/or officers of the Corporation (which, for purposes of this Article Ten, shall, unless the context otherwise requires, include any subsidiaries of the Corporation), and (ii) the Investor Group engages and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Ten are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Investor Group and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(b) To the fullest extent permitted by law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Investor Group or the Investor Group Related Persons, on the one hand, and the Corporation, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director and/or officer of the Corporation solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

(c) Except as provided elsewhere in this Article Ten, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation and the Investor Group, about which a director and/or officer of the Corporation who is also an Investor Group Related Person acquires knowledge.

(d) To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article Ten to be a breach of duty to the Corporation or its stockholders, the Corporation hereby waives, to the fullest extent permitted by law, any and all claims and causes of action that the Corporation may have for such activities. To the fullest extent permitted by law, the provisions of this Article Ten apply equally to activities conducted in the future and that have been conducted in the past.

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(e) As used in this Article Ten, the following definitions shall apply:

“Affiliates” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Investor Group” shall mean Blackstone Capital Partners VII L.P. and its respective Affiliates, and the respective successors and assigns of the foregoing.

ARTICLE ELEVEN

Any action required or permitted to be taken by the Board of Directors of the Corporation may be taken without a meeting if the members of the Board of Directors that would constitute a quorum pursuant to the By-laws consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolutions, written consents or electronic transmissions of the members of the Board of Directors shall be filed with the minutes of the proceeding of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE TWELVE

Pursuant to Section 141 of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction and supervision of the Board of Directors, however, the day to day management of the Corporation shall be delegated to the officers of the Corporation as set forth in a delegation of authority approved by the Board of Directors.

ARTICLE THIRTEEN

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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